Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ASTRAZENECA FINANCE AND HOLDINGS INC.,

ISOCHRONE MERGER SUB INC.

and

ICOSAVAX, INC.

Dated as of December 11, 2023

4.22	Certain Payments	57
4.23	Related Party Transactions	57
4.24	Opinion of Financial Advisor of the Company	57
4.25	State Takeover Statutes Inapplicable	58
4.26	No Other Representations or Warranties	58

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		59

5.1	Organization and Qualification	59
5.2	Authority	59
5.3	Schedule TO; Schedule 14D-9	60
5.4	Consents and Approvals; No Violation	60
5.5	Litigation	61
5.6	Interested Stockholder	61
5.7	Sufficient Funds	61
5.8	No Other Operations	61
5.9	Brokers	61
5.10	Absence of Certain Arrangements	62
5.11	No Other Representations or Warranties	62

ARTICLE VI COVENANTS OF THE COMPANY		63

6.1	Conduct of Business of the Company	63
6.2	No Solicitation	66
6.3	Company Board Recommendation	68

ARTICLE VII ADDITIONAL COVENANTS		70

7.1	Reasonable Best Efforts	70
7.2	Antitrust Obligations	71
7.3	Merger	73
7.4	Public Statements and Disclosure	73
7.5	Anti-Takeover Laws	73
7.6	Access	74
7.7	Section 16(b) Exemption	74
7.8	Directors’ and Officers’ Indemnification and Insurance	75
7.9	Employee Matters	77
7.10	Obligations of Merger Sub	79
7.11	Certain Litigation	79
7.12	Delisting	79
7.13	14d-10 Matters	79
7.14	Parent Stockholder Consent	80
7.15	Tax Cooperation	80
7.16	Certain Additional Agreements	80

ARTICLE VIII CONDITIONS TO THE MERGER		80

8.1	Purchase of Company Shares	80
8.2	No Legal Prohibition	80

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		80

9.1	Termination Prior to the Acceptance Time	80
9.2	Notice of Termination; Effect of Termination	82
9.3	Fees and Expenses	83
9.4	Amendment	85
9.5	Extension; Waiver	85

ARTICLE X GENERAL PROVISIONS		86

10.1	Survival of Representations, Warranties and Covenants	86
10.2	Notices	86
10.3	Assignment	87
10.4	Confidentiality	87
10.5	Entire Agreement	87
10.6	Third Party Beneficiaries	87
10.7	Severability	88
10.8	Remedies	88
10.9	Governing Law	89
10.10	Consent to Jurisdiction	89
10.11	WAIVER OF JURY TRIAL	90
10.12	Disclosure Letter References	90
10.13	No Presumption Against Drafting Party	90
10.14	Counterparts	91

Annexes

A – Conditions to the Offer
B – CVR Agreement
C – Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 11, 2023, by and among AstraZeneca Finance and Holdings Inc., a Delaware corporation (“Parent”), Isochrone Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Icosavax, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent has agreed to cause Merger Sub to, and Merger Sub has agreed to, commence a tender offer (as it may be extended, amended or supplemented from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Shares”) for (i) $15.00 in cash per Company Share, subject to any applicable withholding, without interest thereon (the “Closing Amount”) plus (ii) one (1) contingent value right (each, a “CVR”) per Company Share, representing the right to receive one (1) contingent payment in cash, subject to applicable withholding, without interest, upon the achievement of each Milestone, subject to and in accordance with the terms and conditions of the CVR Agreement (the amounts referred to in clauses (i) and (ii), collectively, or any greater amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, as soon as practicable following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is outstanding immediately prior to the Effective Time and not validly tendered and irrevocably accepted for payment pursuant to the Offer (other than Canceled Company Shares and Dissenting Company Shares) will thereupon be canceled and converted into the right to receive the Offer Price, without interest, and the Company will survive the Merger as a wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend for the Merger to be governed by, and effected under, Section 251(h) of the DGCL pursuant to the terms of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement, (ii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (iii) resolved that this Agreement and the Merger be governed by Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer without a vote of the Company Stockholders, and (iv) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer;

WHEREAS, (i) the Board of Directors of each of Parent and Merger Sub have (A) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, and (B) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein and (ii) the Board of Directors of Merger Sub has recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement by written consent in lieu of a meeting effective immediately following the execution and delivery of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, certain Company Stockholders have entered into and delivered to Parent and Merger Sub a tender and support agreement in connection with the Offer and the Merger (together, the “Tender and Support Agreements”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that contains confidentiality provisions that are not materially less favorable to the Company than the terms of the Confidentiality Agreement and does not contain any provisions prohibiting or otherwise restricting the Company from making any of the disclosures required to be made to Parent by Section 6.2 or Section 6.3, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals.

“Acceptance Time” shall mean the date and time of the irrevocable acceptance for payment by Merger Sub of Company Shares validly tendered and not validly withdrawn pursuant to and subject to the conditions of the Offer.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than twenty-five percent (25%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty-five percent (25%) of the outstanding voting securities of the Company; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold Company Shares representing more than twenty-five percent (25%) of the voting power of the surviving entity or (ii) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold Company Shares representing less than seventy-five percent (75%) of the voting power of the surviving entity after giving effect to the consummation of such transaction; (c) any sale or disposition of more than twenty-five percent (25%) of the assets of the Company, based on the fair market value thereof; or (d) any liquidation or dissolution of the Company; provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Foreign Antitrust Laws, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in New York, New York or London, United Kingdom are authorized or required by applicable Law to be closed.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), any amendments thereof, and any similar Law providing for the deferral of Taxes, the conditional deferral, reduction, or forgiveness of Taxes, the increase in the utility of Tax attributes, or other Tax-related measures intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collaboration Partners” shall mean the Company’s licensees or licensors.

“Company ESPP” shall mean the Company’s 2021 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned or purported to be owned (solely or jointly) by the Company or exclusively licensed to the Company.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each an “Effect,” and collectively, “Effects”) that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company, taken as a whole; provided, however, that no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be taken into account when determining whether a “Company Material Adverse Effect” has occurred to the extent such Effects do not disproportionately and adversely affect the Company relative to other similarly situated companies operating in any industry or industries in which the Company operates in the events of clauses (a) through (f) and (i) of this definition (in which case, the incremental disproportionate impact or impacts may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a “Company Material Adverse Effect”):

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in such conditions) in the life sciences, pharmaceutical or biotechnology industry;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (including any acts of war or sanctions imposed in connection with the current disputes involving (i) the Russian Federation and Ukraine and (ii) Israel and Palestine);

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), cyberattacks, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) actual or proposed changes in Law or other legal or regulatory conditions (or the interpretation thereof), any COVID-19 Measures or any change in any COVID-19 Measures (or the interpretation thereof), or changes in GAAP or other accounting standards (or the interpretation thereof);

(g) the announcement of, or the compliance with, this Agreement (other than compliance with clause (x) of Section 6.1), or the pendency or consummation of the transactions contemplated hereby, including (i) the identity of Parent, Merger Sub or their Affiliates, (ii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, licensors, suppliers, distributors or other business partners, and (iii) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, licensors, suppliers, distributors or other business partners; provided that this foregoing clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement of, or the compliance with, this Agreement, or the pendency or consummation of the transactions contemplated hereby or with respect to the condition set forth in clause (C)(2) of Annex A, to the extent it relates to such representations and warranties;

(h) (i) any results, outcomes, data, adverse events or side effects arising from any clinical trials being conducted by or on behalf of the Company (other than, in each case, if related to safety) or any competitor of the Company (or the announcements thereof), (ii) results of meetings with the FDA or other Governmental Authority (including any communications from any Governmental Authority in connection with such meetings) (unless the underlying cause thereof is the willful misconduct of the Company), (iii) the determination by, or the delay of a determination by, the FDA or any other Governmental Authority, or any panel or advisory body empowered or appointed thereby, with respect to the clinical hold, acceptance, filing, designation, approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance of any of the Company’s or any competitor’s product candidates, (iv) FDA approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with or related to any of the Company’s products or product candidates, or any guidance, announcement or publication by the FDA or other Governmental Authority relating to any product candidates of the Company or any competitor, or (v) any manufacturing or supply chain disruptions or delays affecting product candidates of the Company or developments relating to reimbursement, coverage or payor rules with respect to any product candidates of the Company or the pricing of products;

(i) any recommendations, statements or other pronouncements published or proposed by professional medical organizations or any Governmental Authority, or any panel or advisory body empowered or appointed thereby, relating to Company Products or product candidates of the Company or any of its competitors;

(j) any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has consented, or which Parent has requested or approved, or the taking of any action required by this Agreement, or the failure to take any action prohibited by this Agreement;

(k) any departure or termination of any officers, directors, employees or independent contractors of the Company (but not, in each case, the underlying cause of such departure or termination, unless such departure or termination would otherwise be excepted from the definition of a Company Material Adverse Effect);

(l) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition of a Company Material Adverse Effect); or

(m) any Legal Proceedings made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

“Company Option” shall mean an option to purchase Company Shares granted under a Company Stock Plan or otherwise.

“Company Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of the Company.

“Company Product” shall mean any biopharmaceutical product (including any product candidates) that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company and that is owned by, licensed to, or otherwise used in the business of, the Company, or for which the Company has the right to receive payment related thereto.

“Company PSU Award” shall mean any award of restricted stock units with respect to Company Shares granted under a Company Stock Plan or otherwise that is, at the time of determination, subject to vesting or forfeiture conditions that are tied in full or in part to performance metrics.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights owned or purported to be owned or co-owned by the Company or exclusively licensed to the Company.

“Company RSU Award” shall mean any award of restricted stock units with respect to Company Shares granted under a Company Stock Plan or otherwise that is, at the time of determination, subject to vesting or forfeiture conditions (other than a Company PSU Award).

“Company Stock Awards” shall mean the Company Options, the Company RSU Awards and the Company PSU Awards.

“Company Stock Plans” shall mean the 2021 Incentive Award Plan and the 2017 Equity Incentive Plan, in each case, as amended.

“Company Stockholders” shall mean holders of Company Shares prior to the Effective Time in their capacity as such.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employee” shall mean each employee of the Company who, as of the Closing, continues his or her employment with the Company or Parent or any of its Affiliates.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and Families First Coronavirus Response Act, as may be amended.

“CVR Agreement” means a Contingent Value Rights Agreement substantially in the form attached hereto as Annex B, to be entered into between Parent and the Rights Agent, with such revisions thereto as may be requested by the Rights Agent that are not, individually or in the aggregate, detrimental to any holder of a CVR.

“Data Protection Laws” shall mean any Laws applicable to the Company relating to the Processing of data (including Personal Information), data privacy, data security and data breach notification and legally binding guidance issued by a Governmental Authority that pertains to the foregoing Laws.

“Data Protection Requirements” shall mean (a) all applicable Data Protection Laws, (b) the Company’s published and posted policies and notices relating to the Company’s Processing of Personal Information, (c) any industry standards or self-regulatory frameworks binding on the Company relating to data privacy and data security, and (d) the data privacy and data security requirements of any Contract pursuant to which the Company is a party or is otherwise bound.

“Department of Labor” shall mean the United States Department of Labor or any successor thereto.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Environmental Law” shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Substances, or to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” shall mean any Person that, together with the Company, would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Fair Labor Standards Act” shall mean the Fair Labor Standards Act of 1938, as amended, and similar state, local and foreign Laws.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Harmful Code” shall mean defects, bugs, Trojan horses, worms, viruses, back doors, disabling codes or instructions, spyware, malicious code or programming routines designed or intended to interfere, damage, corrupt, surreptitiously intercept or expropriate any system, data or Personal Information, or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data, Personal Information or other materials.

“Hazardous Substance” shall mean any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Health Care Laws” shall mean (i) the Federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), (ii) the Public Health Service Act (42 U.S.C. §§ 201 et seq.), (iii) the Health Insurance Portability and Accountability Act of 1996, (iv) the Health Information and Technology for Economic and Clinical Health Act, and (v) any and all federal, state and local fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion Laws (42 U.S.C. § 1320a-7), and the civil monetary penalties Law (42 U.S.C. § 1320a-7a), in each case, as amended and the regulations promulgated thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“In the Money Option” shall mean each Company Option which has a per Company Share exercise price that is less than the Closing Amount.

“Incidental Contracts” shall mean all (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services, (b) material transfer agreements, (c) Contracts that are ancillary to a sale of products or services to customers or the purchase or use of software, services, equipment, reagents or other materials, (d) non-disclosure agreements, and (e) immaterial services agreements that do not transfer ownership of, or grant any exclusive license under, any Company Intellectual Property Rights to any third party, in each case, entered into in the ordinary course of business.

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights throughout the world, whether registered or unregistered, including any and all state, United States, international or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (a) United States, foreign and international patents and patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, term extensions, confirmations, utility models, certificates of invention, and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (“Patent Rights”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, social and mobile media identifiers or other names and locators associated with the internet, trade dress, logos and other source identifiers, including registrations, applications for registration, renewals or extensions thereof and goodwill associated therewith and symbolized thereby, (c) works of authorship (whether or not copyrightable) and all copyrights, copyrightable works, derivative works, including registrations and applications for registration thereof, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation, (d) software, including all source code, object code, application programming interfaces, firmware, architecture, development tools files, records and data, schematics, computerized databases, all media on which any of the foregoing is recorded, and all related specifications and documentation, (e) all inventions, invention disclosures, improvements, formulae, business and technical information, customer lists, trade secrets, know-how (including recipes, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data, databases, data collections, and other confidential information and all proprietary rights and intellectual property therein, whether patentable or not, and all documentation relating to any of the foregoing, and (f) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.

“Intervening Event” shall mean an Effect that (a) was not known to the Company Board as of the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement and (b) does not relate to (i) an Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) any change, in and of itself, in the market price or trading volume of the Company Shares, (iii) any change in conditions generally (including any regulatory changes) affecting the industries or sectors in which the Company, Parent or any of their respective Subsidiaries operates, (iv) clearance of the Merger under the Antitrust Laws or any matters relating thereto or arising therefrom, or (v) the fact that, in and of itself, the Company or any of its Subsidiaries exceeds any internal or published industry analyst projections or forecasts or estimates of revenue, earnings or other financial or operating metrics for any period; provided, however, that the underlying cause of any Effect in the preceding clauses (ii) or (v) may constitute or be taken into account in determining whether there has been an Intervening Event.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall mean the computer systems, servers, websites, networks, hardware, digital storage media, databases, applications, software and other information technology and related assets and equipment of the Company.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge of the executive officers of Parent.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, or (b) litigations, arbitrations or other proceedings, in each of (a) and (b), before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Milestone” has the meaning ascribed to such term in the CVR Agreement.

“Milestone Notice Date” has the meaning ascribed to such term in the CVR Agreement.

“Milestone Payment” has the meaning ascribed to such term in the CVR Agreement.

“Milestone Payment Amount” has the meaning ascribed to such term in the CVR Agreement.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

“NASDAQ” shall mean The Nasdaq Global Select Market.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Out of the Money Option” shall mean each Company Option which has a per Company Share exercise price that is equal to or greater than the Closing Amount but less than $20.00.

“Over $20.00 Out of the Money Option” shall mean each Company Option which has a per Company Share exercise price that is equal to or greater than $20.00.

“Per Share Value Paid” shall mean as of any given Milestone Notice Date, the sum of (a) the Closing Amount, plus (b) the applicable Milestone Payment Amount per Company Share in cash to be paid in respect of the applicable Milestone, plus (c) if a Milestone was previously achieved, the applicable Milestone Payment Amount per Company Share in cash previously paid in respect of the previously achieved Milestone.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been reflected in the financial statements of the Company in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default for a period greater than sixty (60) days or that are being contested in good faith by appropriate proceedings; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case, that do not materially and adversely impact the current use of the affected property; (d) Liens the existence of which are disclosed in the notes to the financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 or the Company’s subsequent Quarterly Reports on Form 10-Q; (e) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company, taken as a whole; (f) Liens arising under any lines of credit or other credit facilities or arrangements of the Company in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 6.1); (g) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and (h) with respect to leased or licensed personal property or Intellectual Property Rights, the terms and conditions of the lease or license applicable thereto.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” shall have the same meaning as “personal data,” “personal information,” “personally identifiable information,” “protected health information,” or any analogous term under applicable Data Protection Laws.

“Platform” shall mean the Company’s proprietary virus-like particle platform that (a) is covered in part by patents licensed from the University of Washington and (b) is engineered for the treatment of certain infectious diseases by or on behalf of the Company as applied to the Company Products.

“Process” or “Processing” shall mean, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal or combination of such data.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of any issuance, application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, internet domain names, copyright registrations, issued and reissued patents and pending applications for any of the foregoing.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by such Person.

“Rights Agent” means a rights agent mutually agreeable to Parent and the Company with respect to the CVRs.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide, written Acquisition Proposal that did not result from a material breach of Section 6.2 or Section 6.3 for an Acquisition Transaction on terms that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel and its financial advisor(s), taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, to be more favorable to the Company Stockholders, from a financial point of view, than the terms of the Offer and Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to (a) “more than twenty-five percent (25%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority” and (b) “less than seventy-five percent (75%)” shall be deemed to be references to “less than a majority.”

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax imposed by any Taxing Authority, including any interest, penalty or addition to tax imposed by such Taxing Authority.

“Tax Return” shall mean any report, declaration, return, claim for refund, information return or statement required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action could reasonably cause or constitute a material breach of this Agreement.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section
401(k) Termination Date	7.9(f)
Accepted Company Shares	3.7(a)(ii)
Agreement	Preamble
Book-Entry Shares	3.8(c)(ii)
Canceled Company Shares	3.7(a)(ii)
Capitalization Date	4.2(a)
Certificate of Merger	3.2
Change of Recommendation Notice	6.3(b)
Closing	3.3
Closing Amount	Recitals

Closing Date	3.3
COBRA	4.11(d)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	4.3
Company Board Recommendation Change	6.3(a)
Company Disclosure Letter	Article IV
Company Financial Advisor	4.10
Company SEC Reports	4.6(a)
Company Securities	4.2(a)
Company Shares	Recitals
Company Stock Award Milestone Payment Amount	3.7(d)(iv)
Company Termination Fee	9.3(c)
Confidentiality Agreement	10.4
CVR	Recitals
D&O Insurance	7.8(c)
DGCL	Recitals
Dissenting Company Shares	3.7(c)(i)
Effect	1.1
Effective Time	3.2
Effects	1.1
Enforceability Exceptions	4.3
Exchange Fund	3.8(b)
Expiration Time	2.1(d)(i)
Final Exercise Date	3.7(e)
Final Offering Periods	3.7(e)
Foreign Antitrust Laws	4.5
Indemnified Persons	7.8(a)
Indemnified Proceeding	7.8(b)
Letter of Transmittal	3.8(c)(ii)
Material Contract	4.19
Merger	Recitals
Merger Consideration	3.7(a)(i)
Merger Sub	Preamble
Minimum Condition	2.1(a)(i)
New Plans	7.9(b)
Offer	Recitals
Offer Documents	2.1(f)(i)
Offer Price	Recitals
Offer to Purchase	2.1(a)
Old Plans	7.9(b)
Option Closing Consideration	3.7(d)
Parent	Preamble
Parent 401(k) Plan	7.9(f)
Patent Rights	Section 1.1
Paying Agent	3.8(a)

Payor	3.8(e)
PEO	4.11(a)
PEO 401(k) Plan	7.9(f)
Plans	4.11(a)
PSU Closing Consideration	3.7(d)(iii)
Real Property Leases	4.16(a)(b)
RSU Closing Consideration	3.7(d)(ii)
Schedule 14D-9	2.2(a)
Schedule TO	2.1(f)(i)
Spinoff 401(k) Plan	7.9(f)
Surviving Corporation	3.1
Takeover Laws	4.25
Tender and Support Agreements	Recitals
Termination Date	9.1(b)(i)
Transfer Taxes	9.3(b)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall not be limiting and shall be deemed in each case to be followed by the words “without limitation.”

(c) The words “or” or “either”, when used herein, shall not be exclusive.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(f) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i) References to “$” and “dollars” are to the currency of the United States of America.

(j) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a Company Material Adverse Effect under this Agreement.

(k) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(l) Except as otherwise specified, (i) references to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(m) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded.

(n) Where used with respect to information, the phrases “delivered” or “made available” to a party hereto means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives including, in the case of “made available” to Parent or Merger Sub or its Representatives, material that has been posted in the “data room” (virtual or otherwise) established by the Company and made available to Parent or Merger Sub or its Representatives at least two (2) days prior to the date hereof.

(o) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX and the Company shall have provided to Parent and Merger Sub all information reasonably required to be provided by it pursuant to Section 2.1(g), as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer upon the terms and subject to the conditions set forth herein. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders as and to the extent required by United States federal securities Laws and shall contain the terms and conditions set forth in this Agreement, including in Annex A. Merger Sub shall, and Parent shall cause Merger Sub to, use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment and pay for any Company Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject only to:

(i) the condition (the “Minimum Condition”) that, as of immediately prior to the Expiration Time, there be validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Company Shares that, together with the Company Shares then owned by Parent, Merger Sub and any of their direct or indirect wholly owned Subsidiaries (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL)), represents at least one more Company Share than 50% of the total number of outstanding Company Shares as of immediately prior to the Expiration Time; and

(ii) the other conditions set forth in Annex A (as they may be amended in accordance with this Agreement).

(b) Waiver of Conditions. Parent and Merger Sub expressly reserve the right, at any time and from time to time, to waive, in whole or in part, any of the conditions to the Offer, to make any change in the terms of or conditions to the Offer in a manner consistent with the terms of this Agreement or to increase the Offer Price; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company, Parent and Merger Sub may not (and Parent shall not permit Merger Sub to) (i) waive or modify the Minimum Condition, the condition set forth in clause (A) of Annex A, the condition set forth in clause (C)(1) of Annex A, or the condition set forth in clause (C)(5) of Annex A, or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, (C) extends the Offer or the Expiration Time, except as permitted or required by Section 2.1(d), (D) imposes conditions or requirements on the Offer other than those set forth in Annex A, (E) amends or modifies any term or condition of the Offer in any manner that is (or would reasonably be expected to be) materially adverse to the Company Stockholders or (F) would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(c) Adjustments to the Offer Price. Notwithstanding anything in this Agreement to the contrary, if, at any time occurring on or after the date hereof and prior to the Acceptance Time, any change in the outstanding equity interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Offer Price shall be equitably adjusted to reflect such change and provide the holders of each Company Share the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(c) shall be construed to permit the Company to take any such action without the consent of Parent if required under Section 6.1.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall initially expire at one minute after 11:59 p.m., New York City time, on the twentieth (20th) business day (as defined in Rule 14d-1(f) promulgated under the Exchange Act) following (and including the day of) the commencement of the Offer (within the meaning of, and determined pursuant to, Rule 14d-1(g)(3) promulgated under the Exchange Act) unless otherwise agreed to in writing by Parent and the Company (as such date and time may be extended, the “Expiration Time”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement, unless this Agreement has been terminated in accordance with its terms:

(A) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for the minimum period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ (including in order to comply with the Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or NASDAQ or the staff of the SEC or NASDAQ, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; or

(B) If, as of any then-scheduled Expiration Time, any of the conditions to the Offer set forth on Annex A are not satisfied or waived by Parent and Merger Sub (if permitted hereunder), Merger Sub may (and, if requested by the Company, Merger Sub shall and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten (10) Business Days each (or any longer period as may be agreed in writing by Parent and the Company) in order to permit the satisfaction of all of the conditions to the Offer; provided, however, that if the sole then-unsatisfied condition to the Offer is the Minimum Condition, Merger Sub shall not be required to extend the Offer for more than three (3) occasions in consecutive periods of up to ten (10) Business Days each (each such period to end at 11:59 p.m. (New York City time) on the last Business Day of such period) (or such other period as may be approved in advance by the parties);

provided, however, that the foregoing clauses (A) and (B) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to and in accordance with the terms of Article IX.

(iii) Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(iv) Notwithstanding any other provision in this Agreement to the contrary, in no event shall Parent or Merger Sub extend the Offer beyond the Termination Date without the prior written consent of the Company in its sole and absolute discretion.

(v) If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is validly terminated in accordance with Article IX prior to the Acceptance Time, Merger Sub shall, and Parent shall cause Merger Sub to, promptly return or cause to be returned all tendered Company Shares to the registered holders thereof.

(vi) The Company agrees that no Company Shares held by the Company shall be tendered pursuant to the Offer.

(e) Payment for Company Shares. On the terms and subject to the conditions set forth in this Agreement and the Offer, including the satisfaction of all conditions to the Offer set forth in Annex A, Merger Sub shall (and Parent shall cause Merger Sub to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with Section 2.1(d)(ii)), but in any event within one (1) Business Day thereof, irrevocably accept for payment, and, at or as promptly as practicable following the Acceptance Time, but in any event within two (2) Business Days thereafter, pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer; provided that with respect to Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Merger Sub shall be under no obligation to make any payment for such Company Shares unless and until such Company Shares are delivered in settlement or satisfaction of such guarantee. Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds that are necessary to pay for any and all Company Shares that Merger Sub becomes obligated to purchase pursuant to the Offer and this Agreement. Merger Sub shall not, without the prior written consent of the Company, accept for payment or pay for any Company Shares if, as a result, Merger Sub would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The Closing Amount payable in respect of each Company Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid, without interest, plus one (1) CVR per Company Share, subject to any withholding Taxes payable in respect thereof pursuant to applicable Law and Section 3.8(e). The Company shall register the transfer of any Company Shares irrevocably accepted for payment effective as soon as reasonably practicable after the Acceptance Time; provided that Merger Sub shall have paid for such Company Shares concurrently with such transfer.

(f) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2(a) promulgated under the Exchange Act), Parent and Merger Sub shall:

(i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the Letter of Transmittal and summary advertisement, if any, and other required or customary ancillary documents and exhibits, in each case, in respect of the Offer (together with any supplements or amendments thereto, and including all exhibits thereto, the “Offer Documents”);

(ii) deliver a copy of the Offer Documents to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice to NASDAQ of the information required by Rule 14d-3 promulgated under the Exchange Act, and, if requested by the staff of NASDAQ, mail by means of first class mail a copy of the Offer Documents to NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) cause the Offer Documents to be disseminated to the Company Stockholders as and to the extent required by applicable Law (including the Exchange Act).

(g) Review; Comment Period. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply as to form in all material respects with the requirements of applicable Law. The Company shall promptly furnish in writing to Parent and Merger Sub all information concerning the Company and the directors and officers of the Company that is required by applicable Law or is reasonably requested in writing by Parent to be included in the Schedule TO or the other Offer Documents so as to enable Parent and Merger Sub to comply with their obligations under this Section 2.1(g) and, unless the Company Board (or a duly authorized committee thereof) has effected a Company Board Recommendation Change in accordance with Section 6.3, shall allow Parent and Merger Sub to include the Company Board Recommendation in the Offer Documents. Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding the Company, the Company Stockholders and the directors and officers of the Company that is necessary to include in the Schedule TO and the Offer Documents in order to satisfy applicable Laws. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Schedule TO or the other Offer Documents if and to the extent such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the other Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case, as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ or its staff. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the other Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Merger Sub shall provide in writing to the Company and its counsel any and all written comments or other substantive written communications (and shall orally describe any oral comments or other substantive oral communications) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the other Offer Documents promptly after such receipt, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC its staff (including by providing a reasonable opportunity for the Company and its counsel to review and comment on any such response, which comments Parent and Merger Sub shall consider reasonably and in good faith). Parent and Merger Sub shall use reasonable best efforts to respond promptly to any such comments.

(h) At or prior to the Effective Time, Parent shall duly authorize, execute and deliver, and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement with such changes thereto as the Rights Agent may reasonably request to which the Company consents in writing (such consent not to be unreasonably withheld, delayed or conditioned).

2.2 Company Actions.

(a) Schedule 14D-9. The Company shall (i) file with the SEC, substantially concurrently with the filing by Parent and Merger Sub of the Schedule TO and the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing, (x) except as provided in Section 6.3, the Company Board Recommendation and (y) a notice of appraisal rights in connection with the Merger in accordance with Section 262 of the DGCL, (ii) take all steps necessary to disseminate the Schedule 14D-9 promptly after the commencement of the Offer to the Company Stockholders as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable United States federal securities or other Laws, (iii) deliver a copy of the Schedule 14D-9 to Merger Sub at its principal executive offices in accordance with Rule 14d-9(b) promulgated under the Exchange Act and (iv) give telephonic notice to NASDAQ of the information required by Rule 14d-9 promulgated under the Exchange Act, and, if requested by the staff of NASDAQ, mail by means of first class mail a copy of the Schedule 14D-9 to NASDAQ in accordance with Rule 14d-9(b) promulgated under the Exchange Act. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law. If requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company Stockholders together with the Offer Documents. Each of Parent and Merger Sub shall promptly furnish in writing to the Company all information concerning Parent and Merger Sub and their respective Subsidiaries, the stockholders of Parent or Merger Sub and the directors and officers of Parent or Merger Sub that is required by applicable Law or is reasonably requested by the Company so as to enable the Company to comply with its obligations under this Section 2.2(a). Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding Parent and Merger Sub and their respective Subsidiaries, the stockholders of Parent or Merger Sub and the directors and officers of Parent or Merger Sub that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it or any of its respective Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case, as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ or its staff. Unless the Company Board (or a duly authorized committee thereof) has effected a Company Board Recommendation Change in accordance with Section 6.3 and except in connection with any disclosures made in compliance with Section 6.3(c), the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board (or a duly authorized committee thereof) has effected a Company Board Recommendation Change in accordance with Section 6.3 and except in connection with any disclosures made in compliance with Section 6.3(c), the Company shall provide in writing to Parent, Merger Sub and their counsel any and all written comments or other substantive written communications (and shall orally describe any oral comments or other substantive oral communications) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board (or a duly authorized committee thereof) has effected a Company Board Recommendation Change and except in connection with any disclosures made in compliance with Section 6.3(c), the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for Parent, Merger Sub and their counsel to review and comment on any such response, which comments the Company shall consider reasonably and in good faith). The Company shall use reasonable best efforts to respond promptly to any such comments.

(b) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly after the date of this Agreement and from time to time thereafter as reasonably requested by Parent, furnish Parent and Merger Sub with such assistance and such information available to the Company as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub (and their respective agents) shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions in accordance with the Confidentiality Agreement, (ii) use such information only in connection with the Offer and the Merger and only in the manner provided by this Agreement; and (iii) if this Agreement or the Offer is terminated, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company or destroy any and all copies and any extracts or summaries from such information then in their possession or control.

(c) Unless Parent and Merger Sub otherwise consent in writing, the Company shall not, and shall not permit any of its Subsidiaries to, tender in the Offer any Company Shares owned by the Company or any of its Subsidiaries.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a Subsidiary of Parent (the “Surviving Corporation”). The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL as soon as practicable following the Acceptance Time.

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and shall take such further actions as may be required to make the Merger effective on the Closing Date. The Merger shall become effective at the time and day of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL (such time and date being referred to herein as the “Effective Time”).

3.3 The Closing. The consummation of the Merger shall take place by electronic exchange of signatures and documents (the “Closing”) as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, and in any event no later than one (1) Business Day thereafter, subject to the satisfaction (or waiver, if permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, by virtue of the Merger and without necessity of further action by the Company or any other Person, the certificate of incorporation of the Company shall be amended and restated in its entirety to read in its entirety as set forth on Annex C hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law and subject to the provisions of Section 7.8(a).

(b) Bylaws. At the Effective Time, the parties hereto shall take all necessary action so that the bylaws of the Company shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law and subject to the provisions of Section 7.8(a).

3.6 Directors and Officers.

(a) Directors. At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the officers of the Company immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the officers of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share that is issued and outstanding immediately prior to the Effective Time (excluding (A) Canceled Company Shares, (B) any Accepted Company Shares and (C) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive the Offer Price (including the CVR) (the “Merger Consideration”), without interest thereon and subject to any applicable withholding Tax pursuant to Section 3.8(e), upon compliance with the procedures set forth in Section 3.8.

(ii) Excluded Company Shares. Each Company Share (A) owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub, in each case, immediately prior to the Effective Time (“Canceled Company Shares”), or (B) irrevocably accepted for payment pursuant to the Offer (“Accepted Company Shares”), shall, in each case, be canceled and extinguished, without any conversion thereof or consideration paid therefor, at the Effective Time by virtue of the Merger (provided that nothing in clause (ii) shall limit the obligations of Parent and Merger Sub to pay (or cause to be paid), or the right of any former holder of Accepted Company Shares tendered in the Offer to receive, any consideration that remains payable with respect to any such Accepted Company Shares pursuant to the Offer).

(iii) Capital Stock of Merger Sub. Each share of common stock, par value of $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value of $0.01 per share, of the Surviving Corporation, and, after the Effective Time, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. If, at any time occurring on or after the date of this Agreement until the Effective Time, any change in the outstanding equity interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Merger Consideration and any other similarly dependent items (including the consideration payable to holders of Company Stock Awards pursuant to Article III), as the case may be, shall be equitably adjusted to reflect such change and provide the holders of each Company Share and Company Stock Award the same economic effect as contemplated by this Agreement and the CVR Agreement prior to such event; provided that nothing in this Section 3.7(b) shall be construed to permit the Company to take any action that is expressly forbidden by this Agreement.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding and held by Company Stockholders (or held in a voting trust or by a nominee on behalf of a beneficial owner who beneficially owns such Company Shares) as of immediately prior to the Effective Time who are entitled to demand and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a), but instead such Person shall be entitled to receive such consideration as may be determined to be due to such Person in respect of such Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders (or beneficially owned by a beneficial owner that made an appraisal demand with respect thereto) who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost or forfeited their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, and subject to any applicable withholding Tax pursuant to Section 3.8(e), upon the terms and conditions hereof.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company or withdrawals of such demands received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares. For purposes of this Section 3.7(c)(ii), “participate” means that Parent shall be kept apprised of the proposed material strategy and other material decisions with respect to demands for appraisal pursuant to Section 262 of the DGCL in respect of Dissenting Company Shares (to the extent that the maintenance by the Company of the attorney-client or other applicable legal privilege is not (or could not reasonably be expected to be) jeopardized or otherwise affected in any respect), and Parent may offer comments or suggestions with respect to such demands (which may be rejected in the sole discretion of the Company) but shall not be afforded any decision-making power or other authority over such demands, except with respect to the provision of its consent to any payment, settlement or compromise set forth above.

(d) Company Stock Awards.

(i) Company Options. Each Company Option that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested effective immediately prior to, and contingent upon the occurrence of, the Effective Time. Effective as of immediately prior to the Effective Time, each Company Option that is outstanding and unexercised immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation the following:

(A) with respect to each In the Money Option, (1) an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such In the Money Option immediately prior to the Effective Time, by (y) an amount equal to (I) the Closing Amount, less (II) the per share exercise price of such In the Money Option (the “Option Closing Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company or the Surviving Corporation by the holder of an In the Money Option), plus (2) one CVR with respect to each Company Share subject to such In the Money Option immediately prior to the Effective Time;

(B) with respect to each Out of the Money Option, an amount in cash (without interest), if any, as of each applicable Milestone Notice Date determined by multiplying (1) the aggregate number of Company Shares underlying such Out of the Money Option immediately prior to the Effective Time by (2) (x) the Per Share Value Paid as of the applicable Milestone Notice Date less (y) the per share exercise price of such Out of the Money Option less (z) any amount previously paid to the former holder of such Out of the Money Option with respect to any previously achieved Milestone (it being understood and agreed that such exercise price shall not actually be paid to the Company or the Surviving Corporation by the holder of an Out of the Money Option and, notwithstanding anything herein to the contrary, whether a Milestone has been achieved shall be determined under the terms and conditions of the CVR

Agreement and no amounts shall be payable pursuant to this clause (B) with respect to any Out of the Money Option to the extent neither Milestone is achieved prior to the Milestone Outside Date). For the avoidance of doubt, in no event shall a holder of an Out of the Money Option be entitled to receive in respect of an Out of the Money Option (aa) an aggregate amount in excess of the product of (I) the aggregate Per Share Value Paid in respect of all Milestones less the per share exercise price of such Out of the Money Option and (II) the aggregate number of Company Shares underlying such Out of the Money Option immediately prior to the Effective Time and (bb) any amount in the event the Per Share Value Paid as of the final Milestone Notice Date is equal to or less than the per share exercise price of such Out of the Money Option; and

(C) notwithstanding anything herein to the contrary, with respect to each Over $20.00 Out of the Money Option, such Over $20.00 Out of the Money Option shall be canceled at the Effective Time without any consideration payable therefor.

(ii) Company RSU Awards. Each Company RSU Award that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested effective immediately prior to, and contingent upon the occurrence of, the Effective Time. Effective as of immediately prior to the Effective Time, each Company RSU Award that is outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation (A) an amount in cash (without interest) equal to (x) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time multiplied by (y) the Closing Amount (the “RSU Closing Consideration”) plus (B) one CVR with respect to each Company Share subject to such Company RSU Award immediately prior to the Effective Time.

(iii) Company PSU Awards. Each Company PSU Award that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested effective immediately prior to, and contingent upon the occurrence of, the Effective Time. Effective as of immediately prior to the Effective Time, each Company PSU Award that is outstanding immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation (A) an amount in cash (without interest) equal to (x) the aggregate number of Company Shares underlying such Company PSU Award immediately prior to the Effective Time (assuming achievement in full of all performance objectives in respect of such Company PSU Award) multiplied by (y) the Closing Amount (the “PSU Closing Consideration”) plus (B) one CVR with respect to each Company Share subject to such Company PSU Award immediately prior to the Effective Time.

(iv) Payment Procedures. As soon as reasonably practicable following the Effective Time (and in no event later than the next regularly scheduled payroll date that is not less than five (5) Business Days following the Effective Time), Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through Parent’s, the Surviving Corporation’s or such Affiliate’s payroll system or accounts payable system (subject to any applicable withholding Taxes pursuant to Section 3.8(e)) to each holder of Company Stock Awards the applicable Option Closing Consideration, RSU Closing Consideration, and PSU Closing

Consideration. As soon as reasonably practicable following the applicable Milestone Notice Date (but in any event no later than the next regularly scheduled payroll date that is not less than seven (7) Business Days following the applicable Milestone Notice Date, and in all events no later than the date that is seventy-five (75) days following the date on which the applicable Milestone is achieved), Parent shall, or shall cause the Surviving Corporation or an Affiliate thereof to, pay, through Parent’s, the Surviving Corporation’s or such Affiliate’s payroll system or accounts payable system (and subject to any applicable withholding Taxes pursuant to Section 3.8(e)), to each former holder of a Company Stock Award, such holder’s payment, if any, due with respect to the applicable Milestone Payment in accordance with Section 3.7(d)(i)(A)(2), Section 3.7(d)(i)(B), Section 3.7(d)(ii)(B) or Section 3.7(d)(iii)(B) (each, a “Company Stock Award Milestone Payment Amount”). Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that the Milestones shall be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code and that the Company Stock Award Milestone Payment Amounts be exempt from Section 409A of the Code. For purposes of Section 409A of the Code, each payment in respect of a Company Stock Award under this Section 3.7(d) or the CVR Agreement shall be treated as a separate payment. The terms of the CVRs to be issued to any holder of Company Stock Awards pursuant to this Section 3.7 and the circumstances in which any payment is made in respect thereof, shall be governed solely by the CVR Agreement and this Section 3.7(d)(iv).

(e) Company ESPP. The Company Board (or, if appropriate, the committee administering the Company ESPP) shall pass such resolutions and take all actions reasonably necessary with respect to the Company ESPP to provide that (i) except for the offering periods under the Company ESPP in effect on the date hereof (the “Final Offering Periods”), no new offering period shall commence and no existing offering period shall be extended (provided that the commencement of new purchase periods under the Final Offering Periods in accordance with the terms of the Company ESPP in effect on the date hereof shall be permitted), in each case, following the date hereof unless and until this Agreement is terminated in accordance with its terms; (ii) from and after the date hereof, no new participants shall be permitted to participate in the Company ESPP and participants shall not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; and (iii) subject to the consummation of the Merger, the Company ESPP shall terminate as of the Effective Time. If the Effective Time occurs: (A) during one or more of the Final Offering Periods, (x) the final exercise date(s) under the Company ESPP shall be such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five (5) days prior to the Effective Time) (the “Final Exercise Date”) and (y) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole Company Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date, which Company Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 3.7(a) or (B) after the end of the Final Offering Periods, all amounts allocated to each participant’s account under the Company ESPP at the end of each of the Final Offering Periods shall thereupon be used to purchase whole Company Shares under the terms of the Company ESPP for such offering period, which Company Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 3.7(a). As promptly as practicable following the purchase of Company Shares in accordance with the foregoing clauses (A) or (B), the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.

(f) Company Stock Award Actions. Prior to the Effective Time, the Company Board (or, if appropriate, the committee administering the Company Stock Plans) shall pass such resolutions and take all actions reasonably necessary to (i) ensure that after the Effective Time, no holder of Company Stock Awards shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect to any Company Stock Award, except as provided in Section 3.7(d), and (ii) ensure that on or after the Effective Time no further Company Stock Awards or other rights with respect to Company Shares shall be granted or outstanding under the Company Stock Plans.

3.8 Payment for Company Securities.

(a) Paying Agent. Prior to the Acceptance Time, Parent and Merger Sub shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) to act as depository agent for the Company Stockholders entitled to receive the Offer Price pursuant to Section 2.1(e) and as the paying agent for the Company Stockholders entitled to receive Merger Consideration pursuant to this Article III (the “Paying Agent”).

(b) Exchange Fund. At or promptly following the Acceptance Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to and for the exclusive benefit of the Company Stockholders pursuant to the provisions of Section 2.1(e) and this Article III, an amount of cash equal to the aggregate Closing Amount to which the Company Stockholders are entitled under Section 2.1(e) and this Article III with respect to their Company Shares (the cash amounts in foregoing clauses (i) and (ii) being referred to herein as the “Exchange Fund”). For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation in accordance with Section 3.8(g). No investment or losses thereon shall affect the consideration to which holders of Company Shares are entitled under Section 2.1(e) or this Article III, and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the foregoing cash amounts, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments. The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement. The Exchange Fund shall be invested by the Paying Agent as directed by Parent or Merger Sub, pending payment thereof by the Paying Agent to the holders of the Company Shares as of immediately prior to the Effective Time; provided that, unless otherwise agreed by Parent and the Company prior to the Closing, any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Earnings from such investments shall be the sole and exclusive property of Parent or Merger Sub, and no part of such earnings shall accrue to the benefit of holders of Company Shares as of immediately prior to the Effective Time.

(c) Payment Procedures.

(i) Following the Acceptance Time, Parent and Merger Sub shall cause the Paying Agent to pay the Company Stockholders that are entitled to receive the Offer Price pursuant to Section 2.1(e) such amount in respect thereof in accordance with the terms of Section 2.1(e) in compliance with the terms of this Agreement.

(ii) Each holder of record of one (1) or more non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) held through The Depository Trust Company immediately prior to the Effective Time whose Company Shares were converted into the right to receive the Merger Consideration shall upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it immediately prior to the Effective Time, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 3.8(e)) and such Book-Entry Shares of such holder shall forthwith be canceled. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a letter of transmittal, which shall be in a customary form reasonably acceptable to the Company and Parent prior to the Effective Time and shall specify that delivery shall be effected, and risk of loss and title to the Book-Entry Shares not held through The Depositary Trust Company shall pass, only upon delivery of such Book-Entry Shares to the Paying Agent, shall have a customary release of all claims against Parent, Merger Sub and the Company arising out of or related to such holder’s ownership of Company Shares and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree upon (a “Letter of Transmittal”) and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares immediately prior to the Effective Time shall be entitled to receive in exchange therefor the Merger Consideration, for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 3.8(e)), and such Book-Entry Shares so surrendered shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered immediately prior to the Effective Time. No interest shall be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Company Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Book-Entry Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Book-Entry Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Book-Entry Shares are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any Transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Book-Entry Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such Transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation (each, a “Payor”), as the case may be, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement or the CVR Agreement to any holder or former holder of Company Shares, Company Options, Company RSU Awards and Company PSU Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws; provided, however, that except for payments to individuals with respect to Company Options, Company RSU Awards, and Company PSU Awards, before making any such deduction or withholding, Parent shall provide to the Company reasonable prior written notice of any applicable Payor’s intention to make such deduction or withholding in order for the Company to obtain reduction of or relief from such deduction or withholding from the applicable Taxing Authority or execute and deliver to or file with such Taxing Authority or Parent such affidavits, certificates and other documents as may reasonably be expected to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. Parent shall reasonably cooperate with the Company to obtain such reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted and withheld, each such Payor shall take all action as may be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Taxing Authority. Any amounts deducted and withheld under this Agreement and the CVR Agreement that are timely and properly remitted to the appropriate Taxing Authority shall be treated for all purposes under this Agreement and the CVR Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Payor shall provide the Person in respect of whom such deduction and withholding was made any receipts or other documentation reasonably necessary for such Person to claim a credit, refund or otherwise comply with any Tax Return or other Tax matter.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares as of immediately prior to the Effective Time for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the Company Stockholders on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Book-Entry Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 3.8(g) shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares formerly represented by such Book-Entry Shares solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such Company Stockholders may be entitled pursuant to the provisions of this Article III.

3.9 No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Company Shares outstanding prior to the Effective Time, and thereafter there shall be no further recording or registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of the issued and outstanding Company Shares represented by Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of this Article III, or Book-Entry Shares that constitute Dissenting Company Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares. The Merger Consideration paid to such Company Stockholders in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares, except for Book-Entry Shares that constitute Dissenting Company Shares, which shall represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, any valid evidence of ownership of Company Shares that has not previously been surrendered is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged for the applicable Merger Consideration as provided in this Agreement.

3.10 Further Actions. As of the Effective Time, the officers and directors of the Surviving Corporation and Merger Sub shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as applicable, any such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, as applicable, or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC and publicly available at least two (2) Business Days prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Forward-Looking Statements and Market Data” (and other disclosures to the extent predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Qualification.

(a) The Company is duly organized and validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate power and authority to own, lease and operate its properties and conduct its business as currently conducted, except for such failures to have such power and authority that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws as currently in effect for the Company.

(c) The Company does not have any Subsidiaries. The Company does not own any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Person.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 Company Shares and 50,000,000 shares of Company Preferred Stock. At the close of business on December 8, 2023 (the “Capitalization Date”), (i) 50,230,993 Company Shares were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) no Company Shares were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued (x) any Company Shares except pursuant to the exercise of the purchase rights under the Company ESPP, the exercise of Company Options or the settlement of Company RSU Awards or Company PSU Awards outstanding as of the Capitalization Date as disclosed in Section 4.2(c) of the Company Disclosure Letter in accordance with their terms or (y) any Company Stock Awards or other Company Securities. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights.

(b) As of the close of business on the Capitalization Date, (i) 10,539,358 Company Shares were subject to issuance pursuant to outstanding Company Options, of which 74,360 were eligible for early exercise, (ii) 726,574 Company Shares were subject to issuance pursuant to outstanding Company RSU Awards (for the avoidance of doubt, exclusive of Company Shares subject to issuance pursuant to outstanding Company PSU Awards), (iii) 24,000 Company Shares were subject to issuance pursuant to outstanding Company PSU Awards (assuming maximum achievement of any performance objectives), (iv) 2,053,892 Company Shares were reserved for future issuance under the Company Stock Plans, and (v) 948,374 Company Shares were reserved for future issuance under the Company ESPP.

(c) Section 4.2(c) of the Company Disclosure Letter contains a true, correct and complete list, as of the Capitalization Date, of each outstanding Company Stock Award, indicating as applicable, (i) the name of the holder of the Company Stock Award, (ii) the type of Company Stock Award, (iii) the number of Company Shares subject to such Company Stock Award (including, for Company PSU Awards, the maximum number of Company Shares), (iv) the grant date for such Company Stock Award, (v) the vesting commencement date for such Company Stock Award (if different from the grant date), (vi) the exercise or purchase price, (vii) the expiration date, (viii) the vesting schedule and the extent to which the Company Stock Award is vested or exercisable (other than any acceleration terms), (ix) if the Company Stock Award is a Company Option, whether it is intended to qualify as an “incentive stock option” under Section 422 of the Code, and (x) the Company Stock Plan under which the Company Stock Award was granted.

(d) Each Company Stock Award has been granted in compliance with all applicable securities Laws or exemptions therefrom and all requirements set forth in the applicable Company Stock Plan and applicable award agreements in all material respects. The exercise price of each Company Option is not less than the fair market value (within the meaning of Section 409A of the Code) of a Company Share on the date of grant of such Company Option and all Company Options, Company RSU Awards and Company PSU Awards are exempt from Section 409A of the Code.

(e) Except for the Company Stock Awards set forth in Section 4.2(c) of the Company Disclosure Letter, as of the close of business on the Capitalization Date, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations requiring the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company to make any payments based on the price or value of the Company Shares.

(f) (i) There are no outstanding obligations requiring the Company to purchase, redeem or otherwise acquire any Company Securities, (ii) there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of capital stock of the Company, and (iii) all outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

4.3 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 5.6 and, with respect to the Merger, subject to the satisfaction of the Minimum Condition as of the Acceptance Time, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 5.6 and, with respect to the Merger, subject to the satisfaction of the Minimum Condition as of the Acceptance Time, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. The Company Board has, at a meeting duly called and held, unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement, (b) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer (the matters described in clauses (a) through (c), the “Company Board Recommendation”), which resolutions, except to the extent expressly permitted by Section 6.3, have not been rescinded, modified or withdrawn in any way. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. Assuming the accuracy of the representation set forth in the first sentence of Section 5.6, this Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (y) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.4 Stockholder Approval. Assuming the accuracy of the representation set forth in the first sentence of Section 5.6, the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon is the only vote of the holders of any class or series of the Company’s capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and approve the Merger.

4.5 Consents and Approvals; No Violation. Assuming the accuracy of the representation set forth in the first sentence of Section 5.6, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Company, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act or any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) violate any Law or Order applicable to the Company or by which any of its assets are bound, except, in the case of clauses (b) through (e), inclusive, as have not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby.

4.6 Reports; Financial Statements.

(a) Since August 2, 2021, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended, supplemented or superseded by a subsequent filing, as of the date of the last such amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (to the extent that information contained in such Company SEC Report has been amended or supplemented by a later filed Company SEC Report prior to the date of this Agreement, as of the date of such amendment or supplement) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. The Company has made available to Parent copies of all material correspondence through the date hereof between the SEC and the Company.

(b) The audited and unaudited financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the financial position of the Company as of their respective dates, and the stockholders’ equity, results of operations and changes in financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c) The Company maintains, and at all times since August 2, 2021 has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d) The Company maintains, and at all times since August 2, 2021 has maintained, “disclosure controls and procedures” as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. As of the date of this Agreement, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated, and to the Knowledge of the Company there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

4.7 No Undisclosed Liabilities(a) . Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company does not have any Liabilities, except for (a) liabilities disclosed on the Company’s unaudited balance sheet as of September 30, 2023, including the footnotes thereto, including in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023, (b) liabilities incurred in the ordinary course of business since (and including) October 1, 2023, (c) performance obligations on the part of the Company pursuant to the terms of any Material Contract (other than liabilities or obligations due to breaches thereunder) and (d) liabilities arising out of or in connection with this Agreement and the transactions contemplated hereby. The Company is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance-sheet arrangements of the type required to be disclosed by in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports.

4.8 Absence of Certain Changes. Since September 30, 2023 until the date of this Agreement, (a) the Company has not suffered any Company Material Adverse Effect and (b) (i) the Company has conducted its businesses in the ordinary course of business in all material respects, except for the negotiation, execution, delivery and performance of this Agreement, and (ii) except as expressly contemplated by this Agreement, the Company has not taken any action that would have required the consent of Parent under Sections 6.1(y)(i), (iv), (v), (vi), (vii), (viii), (x), (xiii) or (xx) (solely as Section 6.1(xx) relates to the other clauses of Section 6.1 referred to in this Section 4.8), if taken or proposed to be taken after the date of this Agreement.

4.9 Schedule TO; Schedule 14D-9.

(a) The Schedule 14D-9, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives.

(b) None of the information provided or to be provided in writing by or on behalf of the Company or any of its Representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents, and at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.10 Brokers; Certain Expenses. Except for the advisor set forth on Section 4.10 of the Company Disclosure Letter (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company, no broker, finder, investment banker or financial advisor is or would be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its officers, directors or employees.

4.11 Employee Benefit Matters/Employees.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus, incentive or other compensatory plans, programs, policies or agreements, and (iii) medical, vision, dental or other health plans, life insurance plans, or fringe benefit plans, in each case, sponsored, maintained or contributed to by the Company or under which the Company has any material obligation or Liability (including any plans, programs, policies or agreements that are sponsored by a professional employer organization or co-employer organization (a “PEO”) under which any current or former employee of the Company is eligible to receive benefits in connection with engagement of a PEO by the Company), excluding (x) any plan or program that is sponsored solely by a Governmental Authority to which the Company contributes pursuant to applicable Law, (y) any Multiemployer Plan, and (z) any employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than thirty (30) days’ notice with no Liability (or no greater notice period provided as required by applicable Law) and does not provide any retention, change in control or severance payments or benefits (clauses (i), (ii) and (iii) collectively, but without reference to whether material, the “Plans”). With respect to the Plans listed on Section 4.11(a) of the Company Disclosure Letter, to the extent applicable, true, correct and complete copies of the following have been made available to Parent by the Company: (A) the written Plan document, including amendments thereto (or, with respect to any Plan sponsored by a PEO, the Plan documentation (or summary thereof) provided to the Company by such PEO with respect to such Plan); (B) the most recent annual report on Form 5500 filed with respect to each Plan for which a Form 5500 filing is required by applicable Law; (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; and (E) any material correspondence with the Department of Labor, IRS or any other Governmental Authority (1) directed or addressed to the Company regarding any Plan that is not sponsored by a PEO or (2) to the Knowledge of the Company, directed or addressed to the Company regarding any Plan that is sponsored by a PEO.

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and to the Knowledge of the Company, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to adversely affect any such qualification. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan and any related trust complies and has been maintained and administered in accordance with its terms and in compliance with ERISA, the Code and other applicable Laws, (ii) all contributions, premiums or payments required to be made with respect to each Plan have been made on or before their due dates and within the applicable time required by the Plan and applicable Law and, to the Knowledge of the Company, nothing has occurred, and no condition exists with respect to any Plan that could result in any Tax, penalty or other Liability of the Company, (iii) to the Knowledge of the Company, no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Plan and no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Plan, and (iv) other than routine claims for benefits, there are no Legal Proceedings, governmental audits or investigations that are pending, or to the Knowledge of the Company, threatened in writing, against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(c) None of the Company or any of its ERISA Affiliates has ever sponsored, maintained or contributed to, or been required to maintain or contribute to, or has any actual or contingent Liability in respect of any (i) Multiemployer Plan, (ii) plan that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, (iii) “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) health or other welfare arrangement that is self-insured by the Company.

(d) The Company does not have any obligation or any Liability in respect of any post-retirement or other post-employment welfare benefits for any current or former employee, officer or director of the Company other than (i) statutory liability for providing group health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA”) or ERISA or any other applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) under a Plan listed on Section 4.11(a) of the Company Disclosure Letter requiring the Company to pay or subsidize COBRA premiums for an employee (or the employee’s beneficiaries or dependents) following such employee’s termination of employment.

(e) Except as otherwise required under this Agreement or as set forth in Section 4.11(e) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events) (i) entitle any current or former officer, employee, consultant or director of the Company to any payment of compensation or benefits, (ii) increase the amount of compensation or benefits due to any such current or former officer, employee, consultant or director, (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefits to any such current or former officer, employee, consultant or director and (iv) result in any payments or benefits to any such current or former officer, employee, consultant or director constituting an “excess parachute payment” within the meaning of Section 280G of the Code or otherwise being nondeductible under Section 280G of the Code.

(f) The Company does not have any obligations to gross-up, indemnify or otherwise reimburse any current or former officer, employee, consultant or director for any Tax under Sections 409A of the Code, Section 4999 of the Code or otherwise.

(g) Section 4.11(g) of the Company Disclosure Letter sets forth a true, correct and complete list of all employees of the Company as of the date hereof, setting forth, on an anonymized basis (i) title or position, (ii) hire date, (iii) work location, (iv) whether full-time or part-time, (v) classification as exempt or non-exempt under the Fair Labor Standards Act, (vi) current annual base compensation rate or wage rate, as applicable, (vii) target annual bonus or other incentive-based compensation opportunity, (vii) leave status (and, if on leave, the anticipated return date, if known), and (ix) visa status (if applicable).

(h) As of the date of this Agreement, to the Knowledge of the Company, no employee of the Company has provided written notice of the intent to terminate his or her employment relationship with the Company. No employee of the Company has a principal place of employment outside the United States.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (i) the Company is not the subject of any pending or, to the Knowledge of the Company, threatened in writing, Legal Proceeding alleging that the Company has engaged in any unfair labor practice under any Law and (ii) the Company has not experienced any labor strike, dispute, walkout, work stoppage, slowdown, lockout or union organizing activities with respect to employees of the Company. As of the date hereof, the Company is not a party to, has no duty to bargain for, and is not currently negotiating any collective bargaining agreement or other Contract with a labor organization and there are no labor unions or other organizations representing, purporting to represent, or, to the Knowledge of the Company, seeking to represent any employee of the Company.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is in compliance with all applicable Laws relating to labor and employment and employment practices, including Laws relating to immigration, fair employment practices, terms and conditions of employment, mass layoff, plant closing, disability rights or benefits, discrimination, harassment, retaliation, hours of work, classification of employees, and the payment of wages or overtime wages.

(k) To the Knowledge of the Company, during the three (3)-year period prior to the date hereof, no allegations of sexual harassment or sexual misconduct have been made to the Company against any current or former employees at the level of Vice President or above or directors. The Company has not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any of it current or former officers, employees, consultants or directors.

4.12 Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against the Company that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby. The Company is not subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

4.13 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) (i) The Company has timely filed all Tax Returns required by applicable Tax Law to be filed with any Taxing Authority (taking into account any extensions of time within which to file such Tax Returns) and (ii) all such Tax Returns are complete and accurate in all material respects. The Company has paid all Taxes reflected as due and owing on such Tax Returns, other than Taxes being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP.

(b) To the Knowledge of the Company, (i) there are no pending or threatened audits, examinations, assessments or other proceedings in respect of Taxes of the Company by any Taxing Authority, and (ii) the Company has not received written notice of any audits or proceedings from any Taxing Authority that any such audit or proceeding is contemplated or pending.

(c) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(d) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years prior to the date of this Agreement.

(e) The Company has not had a permanent establishment in any country other than the United States. There are no jurisdictions in which the Company is required to file a Tax Return other than the jurisdictions in which the Company has filed Tax Returns. No written claim has been made by a Taxing Authority in a jurisdiction where the Company has not paid Taxes or filed Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction.

(f) The Company is not party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements with third parties made in the ordinary course of business, the principal purpose of which is not Tax). The Company is not and has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) nor has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign applicable Tax Laws), as a transferee or successor, or otherwise by operation of any applicable Law.

(g) The Company has not consummated or participated in, and are not currently participating in, any transaction which was or is a “tax shelter” transaction, as defined in Section 6662 or Section 6111 of the Code or the United States Treasury Regulations promulgated thereunder, or a “Listed Transaction” within the meaning of Section 6707A(c) of the Code or United States Treasury Regulations Section 1.6011-4(B), or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(h) The Company is not a member of an entity or arrangement classified as a partnership for U.S. federal income Tax purposes.

(i) The Company has (i) to the extent it has elected such deferral, properly complied in all material respects with all applicable Law relating to the deferred payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, or under similar provisions of state, local or foreign Law, (ii) to the extent applicable, eligible and claimed, or intended to be claimed, properly complied in all material respects with all applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7004 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the United States Treasury Regulations promulgated thereunder) pursuant to, or in connection with, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or IRS Notice 2020-22 and (iv) not sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636 (a)), as added by Section 1102 of the CARES Act.

(j) The Company has timely collected all sales, use, goods and services, harmonized sales, value added, and similar Taxes required to be collected and have timely remitted such amounts to the appropriate Taxing Authority, or have been furnished properly completed exemption certificates. The Company has filed or caused to be filed with the appropriate Taxing Authority all unclaimed property reports required to be filed and has remitted to the appropriate Taxing Authority all unclaimed property required to be so remitted.

4.14 Compliance with Law; Permits. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby, (a) the Company is not, and since January 1, 2021, has not been, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or by which any property or asset of the Company is bound or affected and (b) to the Knowledge of the Company, its Collaboration Partners are, and since January 1, 2021, have been, in compliance, in all material respects, with all applicable Laws with respect to such parties’ activities with respect to any Company Products. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby, (x) the Company has all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect; (y) the Company has not since January 1, 2021 received any written notice from any Governmental Authority threatening to revoke, restrict or suspend any such Permit; and (z) the Company is in compliance with the terms of such Permits.

4.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) the Company is, and at all times since January 1, 2021, has been, in compliance with all applicable Environmental Laws;

(b) there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property currently operated or leased by the Company that remains open or unresolved;

(c) the Company has not since January 1, 2021 received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability for the Company relating to or arising under Environmental Laws; and

(d) since January 1, 2021, there have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company that would reasonably be expected to form the basis of any Legal Proceeding or Order relating to or arising under Environmental Laws involving the Company.

4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all Company Registered Intellectual Property Rights, together with the name of the current owner(s), the applicable jurisdictions, the issuance, application or registration numbers and the dates of issuance, application or registration of the item. All filings and fees required to maintain the registrations of the foregoing that have or will come due prior to the Closing Date or thirty (30) days thereafter, as the case may be, have been or will be timely filed with or paid to, respectively, the relevant Governmental Authorities and authorized registrars, and to the Knowledge of the Company, all registrations of the foregoing are otherwise in good standing. Except as otherwise indicated, (i) the Company is the sole and exclusive owner, a co-owner, or the sole and exclusive licensee of all Company Intellectual Property Rights (provided that with respect to licensed Company Intellectual Property Rights, solely within the licensed field of use) and (ii) has sufficient rights to use all other Intellectual Property Rights used or held for use in the conduct of the business of the Company as currently conducted, in each case, free and clear of any Liens other than Permitted Liens. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will affect any Company Intellectual Property Rights, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) To the Knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has taken commercially reasonable steps to maintain the confidentiality of trade secrets included in Company Intellectual Property Rights, including requiring all Persons having access thereto to execute nondisclosure agreements protecting the confidentiality thereof (which agreements, to the Knowledge of the Company, have not been breached). Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any material Company Intellectual Property Rights owned or intended to be owned by the Company has executed a valid agreement containing an assignment to the Company of such employee’s or contractor’s ownership interests in and any other rights to such material Company Intellectual Property Rights.

(c) To the Knowledge of the Company, all material Company Registered Intellectual Property Rights that have been issued or that have completed registration are valid, subsisting and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2021, the Company has not received written notice from any third party challenging the validity, enforceability, registrability, ownership or use of any Company Intellectual Property Rights, nor is the Company currently a party to any proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property Rights. To the Knowledge of the Company, the Company is not subject to any Order that does or would restrict or impair the use of any Company Intellectual Property Rights.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no written claim or action has been received by the Company and, to the Knowledge of the Company, no other claim or action has been brought or asserted against the Company, and since January 1, 2021, the Company has not received any written notice from any third party, that the operation of the business of Company as is currently conducted, the Platform or the Company Products, infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, none of the Company, the Platform or the Company Products has infringed, misappropriated or otherwise violated the Patent Rights of any third party and (ii) none of the Company, the Platform or the Company Products has infringed, misappropriated or otherwise violated the Intellectual Property Rights (other than the Patent Rights) of any third party.

(e) To the Knowledge of the Company, except for any infringements, misappropriations or other violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no third party is currently infringing, misappropriating or otherwise violating any Company Intellectual Property Rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not currently a party to any proceeding (i) challenging the validity, enforceability, registrability, ownership or use of any third party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes, misappropriates or otherwise violates any Company Intellectual Property Rights.

(f) (i) No resources or funding, grants, facilities or services of a university, college, other educational institution, Governmental Authority or research center was used for, or funding from third parties was used for the primary purpose of, developing any Company Intellectual Property Rights, (ii) no such entity has asserted any ownership interest or other right in any Company Intellectual Property Rights and (iii) to the Knowledge of the Company, no such entity has any basis to assert any ownership interest or other right in any Company Intellectual Property Rights.

(g) To the Knowledge of the Company, the Company is not required or obligated to (i) make any royalties or other payments or fees that are contingent upon the occurrence of future achievement of milestone events or sales of Company Products or (ii) provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property Rights, or any other Person, with respect to the use thereof.

4.17 Data Privacy and Security.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2021: (i) the IT Systems operate and perform in all respects as required to permit the Company to conduct its business as currently conducted, (ii) the IT Systems have not suffered any failures, (iii) the Company has implemented and maintained commercially reasonable administrative, technical, physical and organizational safeguards (including backup, security and disaster recovery technology and procedures consistent with standard practices for the industry in which the Company operates) designed to protect the (A) integrity, security and operation of the IT Systems and the data and other information stored thereon, including from Harmful Code, and (B) Personal Information and other confidential or proprietary business or trade secret information maintained by or on behalf of the Company against unauthorized access, use, modification, disclosure, or other misuse, (iv) there have been no intrusions or breaches of the security of, or unauthorized access to or use by a third party of, the IT Systems, and (v) the IT Systems have not experienced any substantial disruption or damage that has resulted in (A) interruption in the conduct of the business of the Company or (B) material liability of any kind to the Company or its business.

(b) The Company is, and since January 1, 2021 has been, in compliance with applicable Data Protection Requirements, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2021, there have been no breaches, violations, outages, security incidents or unauthorized uses, transfers, disclosures, losses, thefts, alterations of, or accesses to Personal Information maintained by or on behalf of the Company that would require notification of individuals, law enforcement or any Governmental Authority under any applicable Data Protection Law. Since January 1, 2021 until the date hereof, the Company has not received written notice of any claim or investigation, or any other written communication (including from any Governmental Authority) that alleges that the Company is not in compliance with any Data Protection Laws, except as would not reasonably be expected to be material to the Company, taken as a whole.

4.18 Real Property.

(a) The Company does not own any real property.

(b) The Company has made available to Parent true, correct and complete copies of all material leases, subleases, licenses, occupancy agreements and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (including all material modifications, amendments, supplements, waivers and side letters thereto) (the “Real Property Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company as the tenant thereunder are current, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or, to the Knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, (iv) the Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens and (v) the Company has not received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

4.19 Material Contracts.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete (subject to any necessary redactions) copies of, each Contract (other than Plans), which is in effect as of the date hereof (or pursuant to which the Company has any continuing material obligations thereunder) and under which the Company is a party or by which the Company or any of its properties or assets is bound that:

(i) would be required to be (A) filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (B) disclosed under Item 404 of Regulation S-K under the Securities Act, or (C) disclosed by the Company on a Current Report on Form 8-K;

(ii) involves, by its terms, aggregate payments by the Company, taken as a whole, or aggregate payments payable to the Company, taken as a whole, under such Contract of more than $500,000 during the 12-month period ending on December 31, 2023 (including by means of royalty payments), other than Contracts made in the ordinary course of business;

(iii) (A) contains covenants that limit or purport to limit in any material respect the freedom of the Company to compete or engage in any line of business or in any geographic area, (B) contains any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company, or (C) grants any right of first refusal, right of first offer, right of negotiation, option or similar right with respect to any equity interests or material assets (including material Company Intellectual Property Rights) or business of the Company;

(iv) provides for or governs the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company, taken as a whole;

(v) provides for (A) the assignment or grant of a license, right or immunity to the Company of any material Intellectual Property Rights owned by a third party, other than Incidental Contracts, or (B) the joint development of products, technology or other Intellectual Property Rights with a third party;

(vi) provides for the assignment or a grant of a license, right or immunity by the Company of any of its material Intellectual Property Rights to any third party, other than Incidental Contracts;

(vii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person that has continuing contingent consideration payment obligations by the Company, taken as a whole, in excess of $500,000 in the aggregate in respect of such agreement;

(viii) constitutes a material manufacturing, supply, distribution or marketing agreement that provides for minimum payment obligations by the Company, taken as a whole, of at least $250,000 during the 12-month period ending on December 31, 2023;

(ix) relates to indebtedness for borrowed money having an outstanding principal amount in excess of $500,000 or the granting of any Lien over property or assets;

(x) is a Contract with a Governmental Authority;

(xi) constitutes an agreement with a PEO; and

(xii) (A) involves the settlement of any pending or threatened claim, action or proceeding which requires payment obligations after the date hereof, in excess of $250,000 or (B) contains continuing restrictions on the business or operations of the Company that are material to the Company, taken as a whole.

Each Contract of the type described in clauses (i) through (xii) above, other than a Plan, is referred to herein as a “Material Contract.”

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, and (ii) the Company has complied with all obligations required to be performed or complied with by it under each Material Contract, (iii) there is no default or material breach under any Material Contract by the Company, or, to the Knowledge of the Company, by any other party thereto and neither the Company, nor, to the Knowledge of the Company, any other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a default or material breach under any Material Contract, (iv) the Company has not waived any material rights under any Material Contract, and (v) to the Company’s Knowledge, the Company has not received any written notice from any third party to any Material Contract that such party intends to terminate such Material Contract for any default or alleged default thereunder.

4.20 Regulatory Compliance.

(a) Except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, (i) the Company is and since January 1, 2021 has been, in compliance with all applicable Health Care Laws; (ii) the Company is not and since January 1, 2021, has not been subject to any civil or criminal enforcement, regulatory or administrative proceedings relating to or arising under any applicable Health Care Laws, and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened in writing; and (iii) none of the Company, any of its officers, directors or employees or, to the Knowledge of the Company, agents, is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority.

(b) All manufacturing operations conducted for the benefit of the Company with respect to any Company Product being used in human clinical trials have been conducted in accordance with all applicable Health Care Laws and good manufacturing practices (within the meaning of 21 C.F.R. Part 211), except where the failures to so comply would not, whether individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No manufacturing site that is conducting manufacturing operations of Company Products for the benefit of the Company is or has been, subject to a shutdown or import or export prohibition imposed or requested by the FDA or another Governmental Authority with respect to such Company Products being used in human clinical trials. Neither the Company nor to the Knowledge of the Company, any contract manufacturer for the Company with respect to such Company Products has received any: (i) warning letter, untitled letter or written requests or requirements to make changes to the Company Products or the manufacturing processes for the Company Products from any Governmental Authority, including the FDA, that if not complied with, would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Authority, including the FDA, alleging or asserting non-compliance by, or Liability of, the Company under any Health Care Laws, where such non-compliance or Liability would reasonably be expected to have a Company Material Adverse Effect.

(c) Neither the Company nor, to the Knowledge of the Company, any officer, director or managing employee of the Company (i) has, since January 1, 2021, made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (ii) has, since January 1, 2021, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; (iii) has, since January 1, 2021, committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed.

Reg. 46191 (September 10, 1991) (“Application Integrity Policy”) or any similar policy; (iv) has had, since January 1, 2021, a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; or (v) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs. As of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in writing by the FDA or any other Governmental Authority pursuant to the Application Integrity Policy or any similar policy. Since January 1, 2021, either the Company nor any officers, directors or employees of the Company or, to the Knowledge of the Company, agents or clinical investigators, has been excluded, suspended or debarred from participation in any United States federal or state health care program or human clinical research. To the Knowledge of the Company, no officer, director, employee, agent or clinical investigator of the Company (while operating in such capacity) has been convicted of any crime or engaged in any conduct that could reasonably be expected to result in a material debarment, suspension or exclusion, including under 21 U.S.C Section 335a, 42 U.S.C. Section 1320a-7 or any similar Health Care Law.

(d) The Company holds and since January 1, 2021, has held all Permits required under any applicable Health Care Laws for the conduct of its business as currently conducted (collectively, the “Regulatory Permits”) and all such Regulatory Permits are valid and in full force and effect, except where the failure to possess or where the invalidity of such Regulatory Permits would not, whether individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2021, there has not occurred any violation of or default (with or without notice or lapse of time or both) under any such Regulatory Permit, except where such violations or defaults would, whether individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is in compliance with the terms of all such Regulatory Permits, except where such failures to so comply would not, whether individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Except in each case as would not reasonably be expected to have a Company Material Adverse Effect: (i) all filings, declarations, listings, registrations, submissions, reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any comparable Governmental Authority by the Company have been so filed, maintained or furnished and (ii) to the Knowledge of the Company, all such filings, declarations, listings, registrations, submissions, reports, documents, claims and notices were accurate, complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing) and were in compliance with applicable Laws when filed, and no deficiencies that have been asserted in writing by any applicable Governmental Authority with respect to any such filings, declarations, listings, registrations, submissions, reports, documents, claims or notices remain outstanding.

(f) The clinical, nonclinical and preclinical studies, trials or tests conducted or sponsored by or, to the Knowledge of the Company, on behalf of the Company have been and, if still pending, are being conducted in all material respects in accordance with all applicable Health Care Laws, all applicable requirements of good laboratory practices, Good Documentation Practices, and good clinical practices (each, within the meaning of 21 C.F.R. Part 211) and applicable Laws restricting the use and disclosure of individually identified health information. As of the date hereof, neither the FDA, nor any other Governmental Authority, nor any institutional review board or independent ethics committee, has sent any written notices or other correspondence to the Company or an investigator with respect to any clinical or nonclinical studies, trials and tests conducted or sponsored by or on behalf of the Company alleging or asserting material noncompliance with any applicable Laws with respect to any such study, trial or test, or recommending or requiring the termination, suspension or material modification of such studies, trials or tests, which modification would reasonably be expected to have a Company Material Adverse Effect.

4.21 Insurance. Section 4.21 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy and (d) as of the date hereof, there are no pending claims under any such policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

4.22 Certain Payments. Since January 1, 2021, to the Company’s Knowledge, neither the Company nor any of its directors, executives, Representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses to influence political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature.

4.23 Related Party Transactions. No current director, officer or controlled Affiliate of the Company (a) has outstanding any indebtedness to the Company or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.24 Opinion of Financial Advisor of the Company. The Company Board (or a duly authorized committee thereof) has received an oral opinion (to be subsequently confirmed by delivery of a written opinion) from the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration consisting of the Closing Amount, together with one (1) CVR, per Company Share to be paid to the Company Stockholders (other than Dissenting Company Shares and Company Shares held by Parent, the Company, Merger Sub or any of their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. As soon as possible following the date of this Agreement, the Company will make available to Parent, solely for informational purposes and on a non-reliance basis, a written copy of such opinion.

4.25 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in this Agreement are true, accurate and complete, the Company Board (or a duly authorized committee thereof) has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement, the CVR Agreement, the Tender and Support Agreements and the transactions contemplated hereby, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby (collectively, “Takeover Laws” ).

4.26 No Other Representations or Warranties. Except for the express written representations and warranties made by the Company contained in this Article IV, neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates, or the Company’s business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby. The Company acknowledges and agrees (in each case on behalf of the Company, each of its Affiliates, each of the direct and indirect stockholders, partners, managers or other equity or security holders of the Company or any of its Affiliates and any Representative of any of the foregoing (each, a “Company Related Party” and, collectively, the “Company Related Parties”)), that, except for the representations and warranties expressly set forth in Article V, (a) none of Parent, Merger Sub, each of their respective Affiliates, any direct or indirect stockholder, partner, manager or other equity or security holder of Parent or Merger Sub or any of their respective Affiliates or any Representative of any of the foregoing (each, a “Parent Related Party” and, collectively, the “Parent Related Parties”) or any other Person makes, or has made, any representations or warranties relating to itself or its business, Parent, Merger Sub or their businesses or any other matter in connection with the entry into this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and none of the Company or any other Company Related Party is relying or has relied on (and the Company and each other Company Related Party expressly disclaims reliance on) any representation or warranty of any of Parent and Merger Sub and each other Parent Related Party and any other Person except for the representations and warranties of Parent expressly set forth in Article V, (b) no Person has been authorized by Parent, Merger Sub or any other Parent Related Party to make any representation or warranty relating to Parent, Merger Sub or any other Parent Related Party or any of their respective businesses or any other matter in connection with the entry into this Agreement and the Offer, the Merger and the other transactions contemplated hereby or any other matter, and if made, such representation or warranty must not be relied upon by the Company or any other Company Related Party or any other Person as having been authorized by Parent, Merger Sub or any other Parent Related Party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any other Company Related Party or any other Person are not and shall not be deemed to be or include representations or warranties of Parent or Merger Sub (and have not been relied upon by the Company, any other Company Related Party or any other Person) except (and only to the extent that) an express representation or warranty is made by Parent and Merger Sub with respect to such materials or information in an express representation or warranty of Parent and Merger Sub set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or hinder the consummation of the transactions contemplated hereby. All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents).

5.2 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the CVR Agreement and to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the CVR Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement and the CVR Agreement by Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the CVR Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement and the CVR Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, each constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement, the CVR Agreement, and the transactions contemplated hereby, including the Offer and the Merger, and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein and (iii) recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the transactions contemplated hereby (including the Offer and the Merger), in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s stockholders is necessary to approve this Agreement, the CVR Agreement or any of the transactions contemplated hereby.

5.3 Schedule TO; Schedule 14D-9.

(a) The Schedule TO and the Offer Documents, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Schedule 14D-9 will, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, or at the time of the commencement of the Offer and at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.4 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise effect Parent’s or Merger Sub’s ability to satisfy its obligations hereunder, the execution and delivery of this Agreement and the CVR Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act and any Foreign Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound.

5.5 Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation or action pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, or seeks to, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would, or seeks to, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated hereby.

5.6 Interested Stockholder. Neither Parent nor any of its Affiliates (including Merger Sub), nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. Neither Parent nor any Affiliate of Parent (including Merger Sub) beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or other securities of the Company or any options, warrants or other rights to acquire securities of the Company.

5.7 Sufficient Funds. At the Acceptance Time and the Effective Time, Parent and Merger Sub will have available sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s respective obligations under this Agreement, including the payment of the aggregate Offer Price and Merger Consideration and the consideration in respect of the Company Options, the Company RSU Awards, and the Company PSU Awards and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement at the Closing. On each date on which a Milestone Payment Amount shall be paid, Parent will have available to it sufficient funds for the satisfaction of all of Parent’s applicable obligations under the CVR Agreement, including the payment of the applicable Milestone Payment and to pay all related fees and expenses required to be paid by Parent pursuant to the terms of the CVR Agreement. Parent’s and Merger Sub’s obligations under this Agreement and the CVR Agreement, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement and the CVR Agreement.

5.8 No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

5.9 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

5.10 Absence of Certain Arrangements. As of the date of this Agreement, other than this Agreement and the Tender and Support Agreements, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement, the Offer or the Merger or (ii) the Surviving Corporation or any of its businesses or operations (including as to continuing employment) from and after the Effective Time or (b) pursuant to which any (i) such holder of Company Shares would be entitled to receive consideration of a different amount or nature than the Offer Price or Merger Consideration in respect of such holder’s Company Shares, (ii) such holder of Company Shares has agreed to tender its Company Shares in the Offer or vote against any Superior Proposal or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

5.11 No Other Representations or Warranties. Except for the express written representations and warranties made by Parent and Merger Sub contained in this Article V, neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Parent and Merger Sub each acknowledges and agrees (in each case on behalf of the Parent Related Parties), that, except for the representations and warranties expressly set forth in Article IV, (a) none of the Company Related Parties or any other Person makes, or has made, any representations or warranties relating to itself or its business, the Company or its business or any other matter in connection with the entry into this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and none of Parent, Merger Sub or any other Parent Related Party is relying or has relied on (and each of Parent, Merger Sub and each other Parent Related Party expressly disclaims reliance on) any representation or warranty of any of the Company and each other Company Related Party and any other Person except for the representations and warranties of the Company expressly set forth in Article IV, (b) no Person has been authorized by the Company or any other Company Related Party to make any representation or warranty relating to the Company or any other Company Related Party or any of their respective businesses or any other matter in connection with the entry into this Agreement and the Offer, the Merger and the other transactions contemplated hereby or any other matter, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any other Parent Related Party or any other Person as having been authorized by the Company or any other Company Related Party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any other Parent Related Party or any other Person are not and shall not be deemed to be or include representations or warranties of the Company (and have not been relied upon by Parent, Merger Sub, any other Parent Related Party or any other Person) except (and only to the extent that) an express representation or warranty is made by the Company with respect to such materials or information in an express representation or warranty of the Company set forth in Article IV.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Conduct of Business of the Company. Except (a) as described in Section 6.1 of the Company Disclosure Letter, (b) as required by applicable Law (including any COVID-19 Measures), (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement or the Effective Time, (x) the Company shall use its commercially reasonable efforts to conduct its operations in all material respects in the ordinary course of business, and the Company shall use its commercially reasonable efforts to preserve intact its business organization, including keeping available the services of current executive officers, and to preserve the present relationships with those Persons having significant business relationships with the Company and (y) without limiting the generality of the foregoing, the Company shall not:

(i) adopt any amendments to its certificate of incorporation or bylaws;

(ii) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities, other than (A) Company Shares issuable (x) with respect to the exercise, vesting or settlement of Company Stock Awards outstanding as of the date hereof or granted in compliance with this Agreement or (y) pursuant to the Company ESPP, in each case in accordance with the terms of such Company Stock Awards or the Company ESPP, as applicable, as in effect on the date hereof (or any subsequent date of grant in respect of Company Stock Awards granted in compliance with this Agreement);

(iii) acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Company Securities, other than (A) in connection with the satisfaction of exercise price or Tax withholding obligations in connection with the vesting, exercise or settlement of any Company Stock Award outstanding as of the date hereof or granted in compliance with this Agreement or (B) the acquisition by the Company of Company Stock Awards in connection with the forfeiture of such Company Stock Awards, in each case, in accordance with the terms of such Company Stock Awards, as in effect on the date hereof (or any subsequent date of grant in respect of Company Stock Awards granted in compliance with this Agreement);

(iv) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock;

(v) (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any business, assets or securities (other than, in each case, capital expenditures in accordance with subclause (xiii) below and any acquisition of assets, including active pharmaceutical ingredients and other supplies, in the ordinary course of business) for consideration in excess of $500,000, (B) sell, lease, or otherwise dispose of any assets of the Company with a fair market value in excess of $500,000, except (1) pursuant to Contracts or commitments existing as of the date of this Agreement and made available to

Parent, (2) sales of products or services in the ordinary course of business, (3) Incidental Contracts, (4) non-exclusive licenses entered into in the ordinary course of business, and (5) dispositions or abandonments of immaterial tangible assets in the ordinary course of business, (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or (D) form any Subsidiary;

(vi) incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money, except for borrowings in an amount in excess of $500,000 in the aggregate;

(vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in an amount in excess of $500,000 in the aggregate;

(viii) make any loans, advances (other than for ordinary course business expenses or pursuant to the Company’s governing documents or existing indemnification obligations) or capital contributions to, or investments in, any other Person in excess of $500,000, except for advancement of expenses (A) under any indemnification agreement or (B) the certificate of incorporation or bylaws of the Company;

(ix) change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(x) make, rescind or change any material Tax election or amend any material Tax Return, settle any material Legal Proceeding relating to Taxes or enter into any material closing agreement with respect to Taxes, change any annual Tax accounting period or any material Tax accounting method, or surrender any right to claim a refund of a material amount of Taxes, fail to file when due (taking into account any extensions automatically granted) any material Tax Return, in each ease, other than as required by applicable Law or in the ordinary course of business;

(xi) except as required by applicable Law or required by a Plan as in effect on the date hereof (or any plan, program, agreement or policy that would be a Plan if it were in existence on the date hereof that is established in compliance with this Agreement), (A) grant or pay (or otherwise increase) any change in control, retention, severance, termination or similar pay to its current or former officers, employees, directors or consultants, (B) grant any increases in the compensation or benefits payable to its employees, officers, directors or consultants, other than increases in annual base compensation (and corresponding increases in annual target bonus compensation) in the ordinary course of business with respect to employees, provided that (x) the aggregate amount of such increases shall not exceed 4.0% of all 2023 annual base compensation with respect to employees of the Company, (y) with respect to each employee at the level of Vice President or above, such increase shall not exceed, on an individual basis, 4.0% of such employee’s 2023 annual base compensation and (z) such increases shall be effective April 1, 2024, (C) accelerate the vesting or payment, or funding of any payment or benefit under any Plan (or any plan, program, agreement or policy that would be a Plan if it were in existence on the date hereof), including any Company Stock Award, (D) adopt, enter into, amend (other than immaterial amendments that do not increase the Liability of the Company under such Plan and are not otherwise prohibited under this clause (xi); provided, that, for the avoidance of doubt, no such amendments may modify an employee’s existing potential severance or otherwise expand the conditions under which such employee may become eligible to receive severance) or terminate any Plan (or any plan, program, agreement or policy that would be a Plan if it were in existence on the date hereof), (E) hire, promote or terminate any employee at (or who would be at) the level of Vice President or above (other than a termination for cause), (F) engage any consultant, other than the engagement of a consultant on an at-will basis or pursuant to a consulting agreement that is terminable at will or upon no more than thirty (30) days’ notice with no Liability (other than any Liability for compensation or fees owed for services rendered prior to the date of such termination), or (G) terminate any consultant set forth on Section 6.1(y)(xi) of the Company Disclosure Letter (other than a termination for cause or due to a material breach under the applicable consulting agreement for such consultant);

(xii) enter into any collective bargaining or similar labor Contract;

(xiii) make or authorize any material capital expenditure or incur any obligations, Liabilities or indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent and (B) any unbudgeted capital expenditure, in an amount in excess of, in any year, in the aggregate, $500,000;

(xiv) (A) except in the ordinary course of business, commence any suit, action, claim, or proceeding or (B) settle any suit, action, claim, proceeding or investigation other than as contemplated by Section 7.11 or a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $250,000 individually or $500,000 in the aggregate;

(xv) abandon, sell, transfer, dispose of, cancel, knowingly allow to lapse, or fail to renew, maintain or defend, encumber, convey title (in whole or in part) or grant any right or other licenses to material Company Intellectual Property Rights other than non-exclusive licenses pursuant to Incidental Contracts entered into in the ordinary course of business and abandonment or lapse of patent applications in the ordinary course of patent prosecution;

(xvi) unless mandated by a Governmental Authority, (A) make any material changes to, discontinue, terminate or suspend any ongoing research and development program relating to a Company Product or (B) commence, alone or with any third party, any material research and development program that has not been disclosed to Parent prior to the date of this Agreement;

(xvii) make any non-routine, material submissions or filings to the FDA or any other applicable Governmental Authority related to the Company’s business and operations, the Platform or any Company Product, without, to the extent practicable and legally permissible, (A) providing Parent with a reasonable opportunity to review and comment on such submissions or filings and (B) considering in good faith the incorporation of any of Parent’s reasonable comments that are received by the Company in a timely fashion;

(xviii) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.1, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, except for any statement of work issued under an existing Material Contract, in each case not in excess of $500,000 individually; or (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract or waive, release or assign any material rights or material claims thereunder;

(xix) enter into any Contract that by its terms would purport to bind Parent or its Affiliates (other than, following the Closing, the Company); or

(xx) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

6.2 No Solicitation.

(a) Subject to Section 6.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not, shall cause its directors and officers not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person any information relating to the Company, or afford to any Person access to the business, properties, assets, books, records or other information, or to any personnel of the Company, in any such case with the intent to facilitate the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (except to notify any Person of the provisions of this Section 6.2), (iv) enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 6.2(c)), (v) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (vi) approve, authorize, agree or publicly announce any intention to do any of the foregoing. Subject to Section 6.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall, shall cause its directors and officers to, and shall use reasonable best efforts to cause its other Representatives to, cease all existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal. Promptly (and in any event within 48 hours) after the date of this Agreement, the Company shall terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (A) participate in discussions only to the extent necessary to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) inform a Person that has made or is considering making an Acquisition Proposal of the provisions of this Section 6.2.

(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, promptly, and in any event within 36 hours following receipt of an inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, the Company shall (i) provide Parent with written notice of such inquiry, proposal or offer, (ii) communicate to Parent the material terms and conditions of such inquiry, proposal or offer and the identity of the Person making such inquiry, proposal or offer, and (iii) provide Parent with copies of any material documents provided to the Company or any of its Representatives evidencing or delivered in connection with such inquiry, proposal or offer (and if such communication was made orally, a reasonably detailed written summary of such communication). The Company shall keep Parent reasonably informed on a substantially current basis (and in any event within 36 hours) of any material developments or negotiations with respect to any such inquiry, proposal or offer (including any material changes to the terms and conditions of an Acquisition Proposal submitted to the Company), including by providing copies of any revised or new material documents delivered to the Company or any of its Representatives evidencing or delivered in connection with such inquiry, proposal or offer). All information provided to Parent pursuant to this Section 6.2(b) shall be subject to the terms of the Confidentiality Agreement.

(c) Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, if at any time prior to the Acceptance Time, the Company or any of its Representatives has received a bona fide, written Acquisition Proposal from any Person or group of Persons that did not result from a material breach of this Section 6.2 or Section 6.3, then if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B) or (C) below would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company and any of its Representatives may (A) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons, (B) furnish information with respect to the Company to the Person or group of Persons making such Acquisition Proposal (provided that (x) the Company shall substantially concurrently provide or make available to Parent any information concerning the Company that is provided to such Person or group of Persons and that was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person or group of Persons) and (C) participate and engage in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal regarding such Acquisition Proposal. Prior to or substantially concurrently with the Company first taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board (or a duly authorized committee thereof) made pursuant to clause (ii) of the immediately preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(d) The Company agrees that any breach of this Section 6.2 or Section 6.3 by any of its Representatives (acting as such at the direction of or on behalf of the Company) shall be deemed to be a breach of the applicable section by the Company.

6.3 Company Board Recommendation.

(a) Subject to Section 6.3(b), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, (ii) publicly approve or recommend an Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company Stockholders, (iv) if any Acquisition Proposal is structured as a tender offer or exchange offer for the outstanding Company Shares and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten (10) business days (as defined in Rule 14d-1(f) promulgated under the Exchange Act) after such commencement, against acceptance by the Company Stockholders of such tender offer or exchange offer, or (v) publicly propose to do any of the foregoing (each of clauses (i), (ii), (iii), (iv) and (v), a “Company Board Recommendation Change”); provided, however, that, notwithstanding anything herein to the contrary, a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, any action contemplated by Section 6.3(c)(i) or any communication that is substantially similar to either of the foregoing, shall not be deemed to be a Company Board Recommendation Change or otherwise be prohibited under the terms of this Agreement, provided that any such disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with this Section 6.3.

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board (or a duly authorized committee thereof) may (i) in response to (x) the receipt of an Acquisition Proposal received after the date hereof that did not result from a material breach of Section 6.2 or this Section 6.3, or (y)

the occurrence of an Intervening Event, effect a Company Board Recommendation Change, or (ii) in response to an Acquisition Proposal received after the date hereof that did not result from a material breach of Section 6.2 or this Section 6.3, enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate this Agreement pursuant to Section 9.1(c)(ii), provided that (A) the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (B) in the case of receipt of an Acquisition Proposal, the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal or, in the case of an Intervening Event, that an Intervening Event has occurred, (C) the Company provides written notice to Parent at least four (4) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 9.1(c)(ii) of its intent to take such action, specifying the reasons therefor (a “Change of Recommendation Notice”), (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 9.1(c)(ii), the Company shall, and shall cause its Representatives to, be reasonably available to negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 9.1(c)(ii), and (E) no earlier than the end of such four (4) Business Day period, the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed by Parent in a binding written offer irrevocably made by Parent during such four (4) Business Day period, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation Notice in the case of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Acquisition Proposal, the Company shall provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 9.1(c)(ii) following delivery of such new Change of Recommendation Notice shall again be subject to clauses (A) through (E) of the immediately preceding sentence (but the four (4) Business Day period shall instead be two (2) Business Days).

(c) Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders if the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided that any such disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with this Section 6.3.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Reasonable Best Efforts.

(a) Except as otherwise provided under Section 6.2 or Section 6.3, upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause (A) each of the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and (B) each of the conditions to the Merger set forth in Article VIII to be satisfied as promptly as practicable after the date of this Agreement; (ii) subject to Section 7.2, obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer and the Merger; (iii) resist, contest, appeal and remove any Legal Proceeding and have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by this Agreement (including any Legal Proceeding or Order in connection with the matters contemplated by Section 7.2), (iv) upon the request of Parent or Merger Sub, obtain all necessary or appropriate Consents under any Material Contracts to which the Company is a party in connection with this Agreement and the consummation of the transactions contemplated hereby, and (v) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Authority) under any Contract.

(b) During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement or the Effective Time, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, acquire, by merging with or into or consolidating with, by purchasing a substantial portion of the assets of or equity in or otherwise, any business that has one or more products, whether marketed or in development, that compete, or if commercialized would compete, with one or more Company Products if doing so would or would reasonably be expected to materially and adversely impair or delay the consummation of the Offer and the Merger.

7.2 Antitrust Obligations.

(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act, and, as soon as practicable (but in no event later than ten (10) Business Days) following the date of this Agreement (unless a later date is mutually agreed between the parties). Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign Governmental Authority responsible for the enforcement of any Foreign Antitrust Law, and (iv) subject to the proviso to this sentence, take any and all actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Foreign Antitrust Laws prior to the Termination Date, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of such assets or businesses as are required to be divested or a license or grant of commercialization rights to businesses, product lines, fields of use, divisions, business arrangements, Contracts, assets or interests therein of the Company and (B) amending any venture or other arrangement of the Company; provided, however, that notwithstanding anything in this Agreement to the contrary, (1) Parent and its Affiliates shall not be obligated to take, and without the prior written consent of Parent, the Company shall not take, any of the foregoing actions contemplated by this clause (iv) unless all such actions collectively affect businesses, operations, assets or product lines of the Company with a fair market value of less than $10,000,000 in the aggregate, (2) Parent and its Affiliates shall not be obligated to take any of the foregoing actions contemplated by this clause (iv) with respect to Parent, its Affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements, (3) Parent or Merger Sub shall not be required to contest or resist any Legal Proceeding or have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, and (4) neither Parent nor any of its Affiliates shall be required to commit to provide prior notice or seek prior approval from any Governmental Authority of any future transaction. Further, and for the avoidance of doubt, without the written consent of the Company, Parent shall not, and without the consent of Parent, the Company shall not, extend any waiting period under the HSR Act (by pull and refile, or otherwise) or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Authority not to consummate the transactions contemplated by this Agreement.

(b) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Law with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all substantive meetings and substantive conference calls with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in clauses (A) and (C)(1) of Annex A and Section 8.2. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis and redacted for legal privilege to the extent required under applicable Law or to remove references concerning the valuation of the Company or confidential competitively sensitive business information of the Company.

(c) Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 7.2(a) are required to be made, and whether any other Consents not contemplated by Section 7.2(a) are required to be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Consents that the parties determine are required to be made or obtained in connection with the transactions contemplated hereby.

(d) Notwithstanding anything in this Agreement to the contrary, (i) Parent shall have the right, following good faith consultation with and consideration of the views of the Company, to direct the strategy and timing for obtaining any necessary approval under applicable Antitrust Laws and in connection with the timing, form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with any Legal Proceeding under or relating to any Antitrust Laws and (b) if any Legal Proceeding, including any Legal Proceeding brought by a Person other than a Governmental Authority, is instituted (or threatened to be instituted) challenging the Offer or Merger as violative of any Antitrust Law, Parent shall have the right to direct and control all communications, strategy and defense of this Agreement, the Offer or the Merger in any such Legal Proceeding.

7.3 Merger. Following the Acceptance Time, each of Parent, Merger Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the Company Stockholders, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality of the foregoing, none of Parent, Merger Sub or the Company shall, and each shall not permit and shall cause their respective Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

7.4 Public Statements and Disclosure. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled Affiliates not to, issue any press release or make any public statement with respect to the Merger, the Offer or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release, filing, disclosure or other public statement by the Company permitted by Section 6.3 (including to announce a Company Board Recommendation Change in accordance with Section 6.3), (c) statements consistent with any release, filing disclosure or other public statements previously made in accordance with this Section 7.4, or (d) public statements regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 7.4, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.

7.5 Anti-Takeover Laws. If any state Takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar Takeover Law) becomes or is deemed to be applicable to this Agreement, the Merger, the Offer or any other transactions contemplated by this Agreement, then Parent, Merger Sub and the Company shall cooperate and take all action reasonably available to render such Law inapplicable to the foregoing; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board (or a duly authorized committee thereof) to take any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or following a Company Board Recommendation Change. Neither Parent, Merger Sub nor the Company shall take any action that would cause this Agreement, the Merger, the Offer or the other transactions contemplated by this Agreement to be subject to the requirements imposed by any such takeover or similar Laws; provided, however, that nothing in the foregoing shall be interpreted to require the Company or the Company Board (or a duly authorized committee thereof) to refrain from taking any action that would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law or any other action following a Company Board Recommendation Change.

7.6 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance written notice, to the properties, books, records and personnel of the Company; provided, however, that (a) the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law (including any COVID-19 Measures) requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) granting such access would violate any obligations of the Company with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective Contract to which the Company is a party, (iii) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iv) such documents or information relate to the evaluation or negotiation of this Agreement, the transactions contemplated hereby or, subject to Section 6.2, an Acquisition Proposal or Superior Proposal, and (b) in each case, such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or any COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company. In the event that the Company does not provide access or information in reliance on (x) clauses (a)(i), (a)(ii) or (a)(iii) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive such a privilege, and (y) clause (b) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that the Company reasonably determines would not would jeopardize the health and safety of any employee of the Company. Any investigation conducted pursuant to the access contemplated by this Section 7.6 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or create a risk of damage or destruction to any property or assets of the Company, shall be subject to the Company’s reasonable security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.6. Nothing in this Section 7.6 or elsewhere in this Agreement shall be construed to require the Company or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

7.7 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor and fulfill in all respects the obligations of the Company under (i) the indemnification agreements that have been made available to Parent between (A) the Company and any of its current or former directors and officers and any person who becomes a director or officer of the Company and (B) the Company or any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise and any Person serving or who served as a director, officer, member, manager, partner, trustee or other fiduciary of any of the foregoing at the request of the Company, in each case, prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable to the Indemnified Persons than the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws of the Company as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law or as provided below.

(b) Without limiting the generality of the provisions of Section 7.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each an “Indemnified Proceeding”), to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains or relates directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or other Affiliates (including as a fiduciary with respect to any employment benefit plan) or by reason of the fact that such Indemnified Person is or was serving as a director, officer, employee or agent of the Company or its Affiliates or at the request of the Company as such (including as a fiduciary with respect to any employee benefit plan) of another Person (regardless, in each case, of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), (ii) any of the transactions contemplated by this Agreement or (iii) the enforcement of any of the rights of such Indemnified Person (or his or her heirs or legal representatives) under this Section 7.8; provided that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice of any prospective, threatened or actual Indemnified Proceeding for which indemnification or advancement may be sought under this Section 7.8(b), then the obligations of Parent and the Surviving Corporation under this Section 7.8 shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th)

anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under this Agreement, promptly following a request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking by such Indemnified Person, to the extent required by Law, to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage, terms, conditions, retentions, limits of liability, deductibles and amounts not less favorable to the insured Persons than the policies of the Company in effect as of the date of this Agreement; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase coverage as favorable to the insured Persons as is available for such amount as long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain the D&O Insurance “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.

(d) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 7.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or engages in any division transaction, or (ii) transfers, conveys or otherwise disposes of all or substantially all of its properties and assets to any Person or effects any division transaction, then, in each such case, Parent shall make proper provision so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations thereof set forth in this Section 7.8.

(f) This Section 7.8 shall survive the consummation of the Merger and is intended to benefit, and from and after the Effective Time shall be enforceable by, each of the Indemnified Persons and their respective successors, assigns, heirs and legal representatives, and shall not be amended, terminated, altered, repealed or modified from and after the Effective Time in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 7.8 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise, and are in addition to, and not in substitution for, any such other rights.

7.9 Employee Matters.

(a) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Plans, as applicable, shall occur as of the Acceptance Time, as applicable. Parent shall or shall cause the Surviving Corporation to assume, honor, or provide all of the Plans in accordance with their terms as in effect immediately prior to the date of this Agreement (it being understood that this Section 7.9 shall not be deemed to prohibit Parent from amending, modifying, replacing or terminating such Plans in accordance with their terms).

(b) For the period beginning at the Effective Time and ending on the date that is twelve (12) months following the Effective Time (or upon an earlier termination of employment), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide to each Continuing Employee (i) an annual base salary or wage rate, as applicable, and an annual target cash bonus opportunity that are, taken as a whole, no less favorable in the aggregate to the annual base salary or wage rate, as applicable, and annual target cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time, and (ii) other compensation and benefits that are, taken as a whole, no less favorable in the aggregate to either (A) the other compensation and benefits provided to such Continuing Employee immediately prior to the Effective Time or (B) those provided to similarly situated employees of Parent or its Affiliates (excluding for all purposes of this Section 7.9(b), severance (which is addressed in Section 7.9(c) below), defined benefit pension, post-retirement medical, nonqualified deferred, equity or equity-based (including with respect to the Company ESPP), long-term incentive, retention, change-in-control and other special or non-recurring compensation or benefits).

(c) For a period of eighteen (18) months following the Effective Time (or upon an earlier termination of employment), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide to each Continuing Employee, severance benefits that are no less favorable than the severance benefits provided to such Continuing Employee immediately prior to the Effective Time under the applicable Plans set forth on Section 4.11(a) of the Company Disclosure Letter; provided, however, that, for the avoidance of doubt, any such severance benefits relating to accelerated vesting of equity awards shall not apply to equity awards granted by Parent or any of its Affiliates on or following the Closing.

(d) To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries (together, the “New Plans”) is made available to any Continuing Employee on or following the Effective Time, Parent shall cause to be granted to such Continuing Employee credit for all service with the Company prior to the Effective Time for purposes of eligibility to participate and vesting (but such service credit shall not be provided for purposes of benefit accrual, except under Parent’s or the Surviving Corporation’s vacation policy); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits or apply to entitlement to participate in or receive benefits with respect to, any pension plan or any retiree medical program or other retiree welfare benefit programs. In addition, and without limiting the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to ensure that (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan shall be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins shall be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the extent that such amounts were recognized prior to the Effective Time under the corresponding Old Plan, in each case, to the extent Parent receives the information reasonably necessary to implement such actions, and (iii) the accounts of such Continuing Employees under any New Plan that is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable Old Plan solely to the extent the Continuing Employee commences participation in the New Plan in the same plan year as the unused balance was credited to the corresponding Old Plan.

(e) If, Parent provides written notice to the Company at least ten (10) Business Days prior to the Effective Time, the Company shall use commercially reasonable efforts to adopt resolutions to authorize (i) the Company’s withdrawal from participation in the PEO-sponsored Plan intended to be qualified under Section 401(a) of the Code in which the Company is a participating employer (the “PEO 401(k) Plan”), (ii) the Company’s adoption of a Company-sponsored single employer retirement plan intended to be qualified under Section 401(a) of the Code (the “Spinoff 401(k) Plan”), (iii) the Spinoff 401(k) Plan’s acceptance from the PEO 401(k) Plan of all assets and liabilities attributable to Company participants in the PEO 401(k) Plan, and (iv) the termination of the Spinoff 401(k) Plan, all of which shall be effective not later than the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”), but contingent upon the Effective Time. If participation in the PEO 401(k) Plan and sponsorship of the Spinoff 401(k) Plan are terminated pursuant to this Section 7.9(e), then as of the Closing Date, Parent shall use commercially reasonable efforts to permit (A) all Continuing Employees who were eligible to participate in the PEO 401(k) Plan or the Spinoff 401(k) Plan, as applicable, immediately prior to the 401(k) Termination Date to participate in Parent’s retirement plan intended to be qualified under Section 401(a) of the Code (the “Parent 401(k) Plan”) and (B) each such Continuing Employee to elect to directly transfer his or her account balance (and any related promissory notes evidencing loans) when distributed from the terminated Spinoff 401(k) Plan to the Parent 401(k) Plan.

(f) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Company, the Surviving Corporation or their respective Subsidiaries, as applicable, to terminate, any Continuing Employee for any reason, (ii) require Parent, the Company, the Surviving Corporation or their respective Subsidiaries, as applicable, to continue any Plan or prevent the amendment, modification or termination thereof after the Effective Time or (iii) be the establishment, adoption or amendment of any employee benefit or compensation plan, program, agreement or policy. The provisions of this Section 7.9 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 7.9 shall create such rights in any such Persons.

7.10 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

7.11 Certain Litigation. The Company shall promptly (and in any event within two Business Days) advise Parent of any Legal Proceeding commenced after the date hereof against the Company or any of its directors or officers (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such Legal Proceeding, including as to the proposed strategy and other significant decisions with respect to such Legal Proceedings. Subject to the execution of a customary joint defense agreement, and except if the Company Board (or a duly authorized committee thereof) has made a Company Board Recommendation Change, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such Legal Proceedings and the opportunity to consult with the Company regarding, or participate in, but not control, the defense of any such Legal Proceeding. The Company shall not agree to any such compromise or settlement, or file any supplemental disclosures to moot or otherwise address the claims in any Legal Proceeding, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.12 Delisting. Each of the parties agrees to reasonably cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

7.13 14d-10 Matters. Prior to the Acceptance Time, the Compensation Committee of the Company Board shall have taken all steps as may be necessary to (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, any agreement, plan, program, arrangement or understanding entered into or established by the Company with or on behalf of its officers, directors or employees, in each case, at or prior to the Expiration Time, including any amendment or modification thereto, and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such agreement, plan, program, arrangement or understanding.

7.14 Parent Stockholder Consent. Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent shall duly execute and deliver a written consent in its capacity as the sole stockholder of Merger Sub duly adopting this Agreement and the transactions contemplated hereby in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.

7.15 Tax Cooperation. Prior to the Closing Date, the parties hereto and their agents and Affiliates shall cooperate in good faith with each other regarding the tax treatment of and reporting with respect to the CVR Agreement and payments in the form of or with respect to any CVR.

7.16 Certain Additional Agreements. Parent and the Company shall take the actions described in Section 7.16 of the Company Disclosure Letter.

ARTICLE VIII

CONDITIONS TO THE MERGER

The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

8.1 Purchase of Company Shares. Merger Sub shall have irrevocably accepted for payment all of the Company Shares validly tendered and not validly withdrawn pursuant to the Offer and Merger Sub shall have consummated (as defined in Section 251(h) of the DGCL) the Offer.

8.2 No Legal Prohibition. No Governmental Authority of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination Prior to the Acceptance Time. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Acceptance Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company:

(i) if (A) the Acceptance Time shall not have occurred on or before June 11, 2024 (as such date may be extended pursuant to the immediately succeeding proviso or by the mutual written consent of the parties hereto, the “Termination Date”) for any reason; provided, however, that if, on such date, the condition set forth in clause (A) of Annex A shall not have been fulfilled but all other conditions to the Offer either have been fulfilled or are then capable of being fulfilled, then the Termination Date shall, without any action on the part of the parties hereto, be extended up to two (2) times, each time for a period of three (3) months unless the parties hereto mutually agree to an earlier extended Termination Date; or (B) the Offer shall have expired and not have been extended in accordance with Section 2.1(d)(ii) without acceptance for payment of the Company Shares tendered in the Offer within the time period specified in Section 2.1(e); provided, however, that the right to terminate this Agreement pursuant to either clause (A) or (B) of this Section 9.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose breach of its obligations under this Agreement has been a principal cause of the failure of the Acceptance Time to occur on or before the date of such termination; or

(ii) if any court of competent jurisdiction or any other Governmental Authority of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal (A) prior to the Acceptance Time, the consummation of the Offer, or (B) prior to the Effective Time, the consummation of the Merger, and, in each case, such Order or Law shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall be available only if the party (which shall include, in the case of Parent, Parent and Merger Sub) seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have fully complied with its obligations under Section 7.1 and Section 7.2 prior to asserting the right to terminate arising pursuant to this Section 9.1(b)(ii).

(c) by the Company, in the event that:

(i) (A) the Company is not in breach of this Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 9.1(d)(i), (B) Parent or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially impede or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (including the Offer and the Merger), and (C) such breach, failure to perform or inaccuracy of Parent or Merger Sub is not capable of being cured by the Termination Date or is not cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy; or

(ii) (A) the Company Board (or a duly authorized committee thereof) shall have determined to terminate this Agreement in accordance with the terms set forth in Section 6.3 in order to enter into a definitive agreement with respect to a Superior Proposal, and (B) the Company pays Parent the Company Termination Fee payable to Parent pursuant to Section 9.3(c)(ii); or

(iii) Merger Sub shall have failed to commence or extend the Offer when required to do so in accordance with the terms of Article II within three (3) Business Days of the applicable time specified therein.

(d) by Parent in the event that:

(i) (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 9.1(c), (B) the Company shall have breached or failed to perform any of its covenants or agreements or other obligations under this Agreement that would give rise to the failure of the condition set forth in clause (C)(3) of Annex A to be satisfied if such breach or failure to perform were continuing as of immediately prior to the Expiration Time, or any of the representations and warranties of the Company set forth in this Agreement shall have been or becomes inaccurate, such that the condition set forth in clause (C)(2) of Annex A would not be satisfied if such inaccuracy were continuing as of immediately prior to the Expiration Time, and (C) such breach, failure to perform or inaccuracy of the Company is not capable of being cured by the Termination Date or is not cured within thirty (30) days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

(ii) a Company Board Recommendation Change shall have occurred.

9.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other Representative of such party or parties) to the other party or parties hereto, as applicable, except (a) the penultimate sentence of Section 7.6, this Section 9.2, Section 9.3 and Article X and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any fraud or Willful Breach of this Agreement that occurs prior to such termination (which liability or damages the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and such party shall have the right to seek damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company and the Company Stockholders). The parties hereto acknowledge and agree that, to the extent Parent or Merger Sub is required to pay damages in connection with the termination of this Agreement that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the Company and by Persons who are Company Stockholders as of the date on which this Agreement is terminated in respect of Company Shares.

9.3 Fees and Expenses.

(a) General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Transfer Taxes. Except as expressly provided in Section 3.8(d), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees (the “Transfer Taxes”) incurred in connection with the transaction contemplated by this Agreement and the transactions contemplated hereby shall be paid by Parent and Merger Sub when due. Parent and Merger Sub shall prepare and file, at their expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

(c) Company Termination Fee. The Company shall pay to Parent $27,230,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) this Agreement is terminated (1) by Parent or the Company pursuant to Section 9.1(b)(i) (Termination Date) and the Minimum Condition has not been satisfied prior to such termination (provided, that the conditions to the Offer set forth in clauses (A) and (C)(1) of Annex A are satisfied at the time of such termination (with respect to clause (C)(1) of Annex A, solely to the extent that such Law or Order arises under HSR Act or any other Antitrust Laws)) or (2) by Parent pursuant to Section 9.1(d)(i) (Breach of the Company’s Representations and Warranties or Covenants) as a result of any breach of covenants or agreements; (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been publicly withdrawn or otherwise publicly abandoned without qualification at least two (2) Business Days prior to the Expiration Time (with respect to the foregoing clause (1)) or prior to the time of such termination (with respect to the foregoing clause (2)); and (C) within twelve (12) months following such termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal that is later consummated (whether or not the same Acquisition Proposal that was previously announced or disclosed) or consummates an Acquisition Transaction, in which case the Company Termination Fee shall be payable substantially concurrently with the consummation of such Acquisition Transaction;

(ii) this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) (Superior Proposal), in which case the Company Termination Fee shall be payable concurrently with or prior to (and as a condition of) such termination; or

(iii) this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii) (Company Board Recommendation Change), in which case the Company Termination Fee shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 9.3(c)(i)(C), all references in the definition of “Acquisition Transaction” to “twenty-five percent (25%)” and “seventy-five percent (75%)” shall each be deemed to be references to “fifty percent (50%).”

(d) Parent Termination Fee. Parent shall pay to the Company $47,640,000 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, in the event that:

(i) (A) this Agreement is terminated pursuant to Section 9.1(b)(i) (Termination Date) or Section 9.1(b)(ii) (Legal Restraint) (with respect to Section 9.1(b)(ii), solely to the extent the applicable Law or Order arises under the HSR Act or any other Antitrust Laws); and

(ii) all of the conditions set forth in Annex A have been satisfied (or, if any such conditions are by their nature to be satisfied at the Acceptance Time, are, on the date of such termination, capable of being satisfied) or waived by Parent and Merger Sub, other than the conditions set forth in clause (A) of Annex A (HSR Waiting Period Expiration) or clause (C)(1) of Annex A (Legal Restraint) (with respect to clause (C)(1) of Annex A, solely to the extent that such Law or Order arises under the HSR Act or any other Antitrust Laws);

then Parent shall pay or cause to be paid to the Company the Parent Termination Fee concurrently with or prior to such termination.

(e) Single Payment Only. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and hereby agree that in no event shall either party be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one (1) occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(f) Termination Fee as Exclusive Remedy. The parties acknowledge that the agreements contained in Section 9.3(c) and Section 9.3(d) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event the Agreement is terminated under the circumstances in which the Company Termination Fee or the Parent Termination Fee is payable pursuant to Section 9.3(c) or Section 9.3(d), as applicable, and actually paid: (i) (A) the payment by the Company of the Company Termination Fee pursuant to Section 9.3(c) (including, in each case, any additional amount payable pursuant to this Section 9.3(f)) shall be the sole and exclusive remedy of Parent, Merger Sub and each other Parent Related Party and (B) (1) none of Parent, Merger Sub, any other Parent Related Party or any other Person shall be entitled to bring or maintain, and (2) none of the Company or any other Company Related Party shall have any liability for or with respect to, any Legal Proceeding arising out of this Agreement or any of the transactions contemplated hereby or any loss suffered as a result of the failure of the Offer, the Merger or any other transactions contemplated hereby to be consummated and (ii) (A) the payment by Parent of the Parent Termination Fee pursuant to Section 9.3(d) (including, in each case, any additional amount payable pursuant to this Section 9.3(f)) shall be the sole and exclusive remedy of the Company and each other Company Related Party and (B) (1) none of the Company, and Company Related Party or any other Person shall be entitled to bring or maintain, and (2) none of Parent, Merger Sub or any Parent Related Party shall have any liability for or with respect to, and Legal Proceeding arising out of this Agreement or any of the transactions contemplated hereby or any loss suffered as a result of the failure of the Offer, the Merger or any other transactions contemplated hereby to be consummated. If the Company or Parent fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, Parent or the Company, as applicable, commences a Legal Proceeding which results in a judgment against the Company or Parent, as applicable, for the payment set forth in this Section 9.3, the Company shall pay Parent or Parent shall pay the Company, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Legal Proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Notwithstanding the foregoing, payment of the Company Termination Fee or the Parent Termination Fee shall not relieve either party from liability for any fraud or Willful Breach.

9.4 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price.

9.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms. Notwithstanding anything herein to the contrary, after the Acceptance Time, neither Parent nor Merger Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Merger Sub of any of its obligations hereunder (and this Agreement shall not be construed to impose any such conditions or excuse such performance).

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand, or (d) on the date of receipt, if delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient or address as designated in a written notice to the other parties hereto in accordance with this Section 10.2):

(a) if to Parent or Merger Sub, to:

AstraZeneca Finance and Holdings Inc.

1800 Concord Pike

Wilmington, Delaware 19850

Attention: Executive Director, Transactions, Vaccines & Immune

                 Therapies

Email: [***]

with a copy to (which shall not constitute notice):

Attn: Deputy General Counsel, Corporate

Email: legalnotices@astrazeneca.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention: Sebastian L. Fain; Oliver J. Board

Email:       sebastian.fain@freshfields.com;

                  oliver.board@freshfields.com

(b) if to the Company, to:

1930 Boren Avenue, Suite 1000

Seattle, Washington 98101

Attention: Adam Simpson, Chief Executive Officer

Email: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626-1925

Attention: Daniel E. Rees; Cheston J. Larson; Matthew T. Bush

Email:       daniel.rees@lw.com; cheston.larson@lw.com;

                  matt.bush@lw.com

10.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent or Merger Sub may assign, in its sole discretion, any and all of its rights, interests and obligations under this Agreement to any Affiliate of Parent, but no such assignment shall relieve the assigning party of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement shall be void ab initio.

10.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed confidentiality agreements, dated as of August 22, 2023 (as amended, the “Confidentiality Agreement”) and dated as of July 21, 2022, which shall continue in full force and effect in accordance with their terms.

10.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto), the Confidentiality Agreement, the CVR Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

10.6 Third Party Beneficiaries. Notwithstanding anything herein to the contrary, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 7.8, (b) if specific performance is denied by the applicable court specified in Section 10.10 after the Company has used reasonable best efforts to obtain such a remedy in court, subject to Section 9.2 and the last sentence of this Section 10.6, the right of the Company Stockholders to seek any monetary damages (including monetary damages based on a lost premium or loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders), (c) from and after the Acceptance Time, the rights of the Company Stockholders pursuant to the Offer to receive the Offer Price, as provided in Article II and in accordance with the Offer, (d) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Securities to receive the Merger Consideration, Option Closing Consideration, RSU Closing Consideration, or PSU Closing Consideration, as applicable, as provided in Article III and (e) the Company Related Parties’ limitations on liability set forth in Section 9.3(f). Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (b) of this Section 10.6 and the provisions of Section 9.2 with respect to the recovery of monetary damages based on the losses suffered by the Company Stockholders (including the loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders) shall only be enforceable on behalf of the Company Stockholders by the Company in its sole and absolute discretion, as agent for the Company Stockholders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Company Shares and subsequently be transferred therewith.

10.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be effected as originally contemplated to the fullest extent possible.

10.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other party (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party’s pursuit of any injunction or specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving Willful Breach or fraud; provided, however, that in no event shall (i) Parent or Merger Sub be entitled to both the payment of the Company Termination Fee, on the one hand, and either specific performance or any other monetary or other remedies, on the other hand and (ii) the Company be entitled to both the payment of the Parent Termination Fee, on the one hand, and either specific performance or any other monetary or other remedies, on the other hand.

10.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

10.13 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

10.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment and DocuSign, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ASTRAZENECA FINANCE AND HOLDINGS INC.

By:	/s/ David E. White
Name: David E. White
Title: President and Treasurer

ISOCHRONE MERGER SUB INC.

By:	/s/ David E. White
Name: David E. White
Title: President and Treasurer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ICOSAVAX, INC.

By:	/s/ Adam Simpson
Name: Adam Simpson
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of December 11, 2023 (the “Agreement”), by and among AstraZeneca Finance and Holdings Inc., a Delaware corporation (“Parent”), Isochrone Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Icosavax, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Merger Sub to extend the Offer pursuant to, the terms and conditions of the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Agreement, in the event that, as of immediately prior to the Expiration Time (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, including any voluntary agreements with a Governmental Authority not to consummate the Offer or the Merger for any period of time, shall not have expired or been terminated; (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall not have been satisfied or waived by Parent or Merger Sub (to the extent such waiver is permitted by applicable Law):

(1) no Governmental Authority of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger;

(2) (i) the representations and warranties of the Company contained in the first sentence of Section 4.8 and the first sentence of Section 4.1(c) shall be true and correct in all respects as of the date of the Agreement and as of immediately prior to the Expiration Time as though made at and as of such time; (ii) the representations and warranties of the Company contained in Section 4.2(a) and 4.2(b) shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the date of the Agreement and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Company contained in Section 4.1 (other than the first sentence of Section 4.1(c)), Section 4.2 (other than Section 4.2(a) and 4.2(b)), Section 4.3,

A-1

Section 4.4 and Section 4.10 of the Agreement shall be true and correct in all material respects (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers or similar limitations set forth therein) as of the date of the Agreement and as of the Expiration Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) all other representations and warranties of the Company contained in Article IV of the Agreement shall be true and correct in all respects (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers or similar limitations set forth therein) as of the date of the Agreement and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except, solely in the case of this clause (iv), where the failure to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(3) the Company shall have complied with and performed in all material respects all agreements and covenants to be complied with, or performed, by it under the Agreement at or prior to the Expiration Time, except for any failure to comply with or perform which has been cured at or prior to the Expiration Time;

(4) since the date of the Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;

(5) the Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that the conditions set forth in clauses (C)(2), (C)(3) and (C)(4) of this Annex A shall have been satisfied as of immediately prior to the Expiration Time; and

(6) the Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub (except for the conditions set forth in clauses (B) and (C)(6)), may be asserted by Parent or Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time prior to the Acceptance Time in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Agreement and the applicable rules and regulations of the SEC.

* * * * *

A-2

ANNEX B

CVR AGREEMENT

[See attached.]

B-1

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”) dated as of [•], between AstraZeneca Finance and Holdings Inc., a Delaware corporation (“Parent”), and [•], a [•], as Rights Agent.

INTRODUCTION

WHEREAS, Parent, Isochrone Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Icosavax, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of December 11, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (a) Merger Sub has made a tender offer (as it may be amended, modified or extended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (such shares, collectively, the “Company Shares”) and (b) following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent;

WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Offer or the Merger, as the case may be, the holders of Company Shares and holders of In the Money Options, Company RSU Awards and Company PSU Awards (each as defined in the Merger Agreement) will become entitled to receive the contingent cash payment hereinafter described upon the achievement of either of the milestones hereinafter described; and

WHEREAS, pursuant to this Agreement, the amount payable per CVR (as defined below) is up to $5.00 in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than forty percent (40%) of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Accounting Standard” means, with respect to a Party or its Affiliates or its or their sublicensees, United States generally accepted accounting principles, International Financial Reporting Standards or such other similar national standards as such Party, Affiliate, or its or their sublicensee adopts from time to time, in each case, applied consistently in the preparation of its publicly reported financial results during the applicable period.

“Assignee” has the meaning set forth in Section 6.3.

“BLA” means a biologics license application, submitted to the FDA pursuant to 42 U.S.C. § 262 to commercialize a biological product in the United States, including any supplements or amendments thereto.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or Cambridge, United Kingdom are authorized or required by applicable law to remain closed.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary of Parent, AstraZeneca plc or any of its Subsidiaries), (b) a merger, consolidation or other business combination involving Parent in which Parent is not the surviving entity or (c) any other transaction (including any issuance of securities) involving Parent in which the holders of voting securities of Parent immediately prior to such transaction collectively own securities representing less than 50% of Parent’s voting power immediately after such transaction, in the case of each of the foregoing clauses (a), (b) and (c), whether effected directly or indirectly, and whether effected in a single transaction or a series of related transactions; provided that, no assignment to an Affiliate of Parent pursuant to Section 6.3 shall be deemed a Change of Control.

“Closing Date” shall have the meaning assigned to such term in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986.

“Commercially Reasonable Efforts” means the level of efforts and resources that are consistent with the level of efforts and resources that Parent and its Affiliates would devote in obtaining, in a reasonably timely manner, FDA approval of a product which is at a similar stage in development and has a similar market potential as a Product (“Relevant Product”), taking into account all scientific, commercial and other relevant factors that Parent, exercising good faith, would normally take into account with Relevant Products that it owns or has in-licensed, including patent coverage, expiration and term extension, regulatory and other exclusivity, manufacturing and supply chain, product profile, safety and efficacy, actual and anticipated product labeling, the competitiveness of alternative products in the marketplace or under development, actual and anticipated market conditions, geographic market, the regulatory structure involved, the regulatory environment, the availability of coverage and reimbursement and the expected profitability and profit potential of the applicable product, including actual and expected development costs and time lines, cost of goods and all other costs associated with the applicable product and time lines associated with commercial entry; provided that, notwithstanding the foregoing, such level of efforts and resources shall be determined without taking into account the applicable Milestone Payment payable in accordance with, and subject to, the terms hereof.

“Company Patent Rights” shall mean (a) all Patent Rights owned or Controlled by the Company immediately prior to the Effective Time and (b) all other Patent Rights that claim priority to any Patent Rights in clause (a).

“Company Product” means any biopharmaceutical product (including any product candidates) that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company and that is owned by, licensed to, or otherwise used in the business of, the Company, or for which the Company has the right to receive payment related thereto.

“Control” or “Controlled” means, when used with respect to any Patent Rights, and only in such case, the possession and right of use (whether by license or ownership, or by control over an entity having possession and right of use by license or ownership) by a Person and the ability to grant to another Person access, right of use or a license or sublicense without violating the terms of any written contract with any third party or any right of any Person.

“Covered” means, with reference to any Patent Rights, that the manufacture, use, offer for sale, sale or importation of a given product or component thereof, or practice of a method, would infringe a claim of such Patent Rights (provided that, with respect to a patent application, it was reasonable to assume that such application was issued with the then-pending claims) in the country in which such activity occurs without a license thereto (or ownership thereof).

“CVRs” means the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Delivery System” means any delivery system comprising equipment, instrumentation, one (1) or more device(s), or other components designed to assist in, or useful for, the administration of a biopharmaceutical product.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” shall have the meaning assigned to such term in the Merger Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Equity Award Holder” means the Holders of CVRs granted with respect to In the Money Options, Company RSU Awards and Company PSU Awards.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“FDA Approval” means, with respect to a biopharmaceutical product, any approval, licensure or authorization by the FDA of a BLA or BLA supplement, where such approval, licensure or authorization permits the recipient to commence marketing or selling of such biopharmaceutical product in the United States.

“FDA Approval Milestone” means FDA Approval of a Product for use in the prevention of (a) any disease or condition caused by respiratory syncytial virus (RSV) and (b) any disease or condition caused by at least one of (x) human metapneumovirus or (y) human parainfluenza virus 3, and in each case of the foregoing ((a) and (b)), in an older adult population (by way of example, in adults 60 years of age or older or 65 years of age or older), regardless of whether such Product has FDA Approval as a combination product for use in the prevention of additional other diseases or conditions (e.g., influenza) beyond those recited in the foregoing clauses (a) and (b).

“FDA Approval Milestone Outside Date” has the meaning set forth in Section 2.4(a).

“FDA Approval Milestone Payment” means $4.00 per CVR, which shall become payable upon the first occurrence of the FDA Approval Milestone.

“Governmental Authority” means (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“IVX-A12” means that certain vaccine candidate designated by the Company as “IVX-A12” and that is the subject of investigational new drug application # 28672.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Acting Holders and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Licensee” means any licensee or sublicensee with respect to rights to develop or commercialize a Product.

“Milestone” means each of the (a) FDA Approval Milestone or (b) Net Sales Milestone.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Notice Date” has the meaning set forth in Section 2.4(a).

“Milestone Outside Date” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means the (a) FDA Approval Milestone Payment or (b) Net Sales Milestone Payment, as the context requires.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the applicable Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the applicable Milestone Notice Date.

“Net Sales” means, with respect to a Product for any period, the gross amount billed or invoiced by a Selling Entity for the sale of a Product to third parties (including distributors), less deductions for:

(a) trade, cash, quantity and prompt settlement discounts (including chargebacks and allowances);

(b) amounts repaid or credited by reason of rejection, return or recall of goods, rebates or bona fide price reductions;

(c) customs and excise duties and other taxes or duties related to the sales to the extent that such items are included in the gross amount invoiced;

(d) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the parties’ rights under this Agreement, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;

(e) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Product;

(f) any consideration actually paid or payable for, or reasonably allocable to, any Delivery System, medical device or companion diagnostic related to a billed or invoiced sale of such Product;

(g) any invoiced amounts that are not collected by the Selling Entities, including bad debts (provided that amounts written off as bad debts and subsequently collected shall be included in the invoiced sales);

(h) that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 that a Selling Entity allocates to sales of the Products in accordance with the Selling Entity’s standard policies and procedures consistently applied across its products, as applicable;

(i) any other similar and customary deductions that are consistent with international accounting standards and the Selling Entity’s actual practice at the time in calculating and reporting its actual product net sales throughout its businesses (in the particular country, if applicable); and

(j) as an allowance for transportation costs, distribution expenses, special packaging, freight, postage, shipping and insurance expenses, three percent (3%) of the amount arrived at after application of the deductions under clause (a) through (i) above, provided that no costs included within the above categories of this clause (j) shall be deducted under clauses (a) through (i) above;

in the case of each of clauses (a) through (j), as determined in accordance with the Applicable Accounting Standards and the principles set forth in Schedule I. Any of the deductions listed above that involves a payment by a Selling Entity shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such Selling Entity.

“Net Sales Milestone” means the first achievement of two hundred million U.S. Dollars (U.S. $200,000,000) of cumulative Net Sales of all Products in the aggregate in the Net Sales Territory during the time period beginning from the Effective Time and ending on the Net Sales Milestone Outside Date.

“Net Sales Milestone Outside Date” has the meaning set forth in Section 2.4(a).

“Net Sales Milestone Payment” means $1.00 per CVR, which shall become payable upon the occurrence of the Net Sales Milestone.

“Net Sales Report” means a written report of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail the cumulative Net Sales in U.S. Dollars of all Products sold by the Selling Entities in the Net Sales Territory for the period from the Effective Time until the Net Sales Milestone Outside Date, on a Product-by-Product and country-by-country basis.

“Net Sales Territory” means the European Union, the United Kingdom and Canada.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Patent Rights” means all national, regional and international patents, including petty patents, design patents, utility models and patents, and certificates of invention, and applications for any of the foregoing, including all provisional applications, converted provisional applications, international (PCT) applications, substitutions, continuations, continuations-in-part, continuing prosecution applications, divisions, renewals, reissues, re-examinations and extensions thereof, and any counterparts claiming priority therefrom or the benefit thereof under applicable intellectual property laws.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are passed to beneficiaries of the Holder upon the death of the Holder, (c) pursuant to a court order (including in connection with bankruptcy or liquidation), (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC or (f) as provided in Section 2.6.

“Person” means any individual, Entity or Governmental Authority.

“Product” means (a) IVX-A12 or any vaccine incorporating IVX-A12 or (b) any vaccine Covered by any Company Patent Rights.

“Qualified Pharmaceutical Company” means a company that, together with its Affiliates, in the good faith determination of Parent, has sufficient capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products as well as the financial resources to achieve any then-unmet Milestones and that, in its most recent fiscal year completed prior to the close of the transaction pursuant to which such company obtained rights to a Product as set forth in Section 4.4(c), had annual consolidated revenues (with its Affiliates) of at least $300 million, as reflected in such company’s audited financial statements.

“Rights Agent” means the Rights Agent named in the preamble to this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Selling Entity” means (a) Parent, (b) any Assignee, (c) any Affiliate or Licensee of Parent or any Assignee or (d) any transferee, successor or assignee of the rights of any of the foregoing to develop or commercialize a Product.

“Subsidiary” means, with respect to any Person(a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax imposed by any Taxing Authority, including any interest, penalty or addition to tax imposed by such Taxing Authority.

“Tax Return” means any report, declaration, return, claim for refund, information return or statement required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.

Section 1.2 Rules of Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. If a term used herein is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” is used in the inclusive sense (“and/or”). References to any applicable law shall be deemed to refer to such applicable law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “foreign” or words of similar import shall be deemed to refer to any jurisdictions outside the United States. Unless otherwise specifically indicated, all references to “dollars” and “$” shall be deemed references to the lawful money of the United States of America. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The parties hereto have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against any particular party.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the rights of Holders (granted to the initial Holders pursuant to the Merger Agreement) to receive a contingent cash payment pursuant to this Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be null and void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs, and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register shall initially show one position for Cede & Co. representing all the Company Shares held by DTC on behalf of the street holders of the Company Shares as of immediately prior to the Effective Time. The Rights Agent shall have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4, the Rights Agent shall accomplish the payment to any former street name holders of Company Shares by sending one lump payment to DTC. The Rights Agent shall have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the proposed transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the proposed transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

(d) A Holder (or an authorized representative thereof) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder (or an authorized representative thereof). Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If the FDA Approval Milestone is achieved on or prior to the six (6)-year anniversary of the Effective Time (the “FDA Approval Milestone Outside Date”), or if the Net Sales Milestone is achieved on or prior to the seven (7)-year anniversary of the Effective Time (the “Net Sales Milestone Outside Date” and together with the FDA Approval Milestone Outside Date, each, a “Milestone Outside Date”), then (i) as soon as reasonably practicable following the achievement of the applicable Milestone (and in any event no later than thirty (30) days) after the date on which the applicable Milestone is achieved, Parent shall deliver to the Rights Agent written notice (each, a “Milestone Notice” and the date on which such Milestone Notice is delivered to the Rights Agent, a “Milestone Notice Date”) indicating that the applicable Milestone has been achieved and instructing the Rights Agent to solicit tax forms or other information required to make Tax deductions or withholdings and (ii) no later than the applicable Milestone Notice Date, Parent shall deliver to the Rights Agent cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the applicable Milestone Payment Amount to all Holders other than Equity Award Holders (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to Section 2.4(b) of this Agreement and Section 3.7(d) of the Merger Agreement).

(b) The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the applicable Milestone Notice, send each Holder (other than the Equity Award Holders) at its registered address a copy of the applicable Milestone Notice and pay the applicable Milestone Payment Amount to each of the Holders (other than the Equity Award Holders) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the applicable Milestone Notice. Parent (i) shall promptly, and in any event within ten (10) Business Days after delivery to the Rights Agent of the applicable Milestone Notice, send each Equity Award Holder at such Holder’s registered address a copy of the applicable Milestone Notice and (ii) with respect to any portion of the applicable Milestone Payment that is payable to Equity Award Holders, shall, as soon as reasonably practicable following the applicable Milestone Notice Date (but in any event no later than the next regularly scheduled payroll date that is not less than seven (7) Business Days following the applicable Milestone Notice Date, and in all events no later than the date that is seventy-five (75) days following the date on which the applicable Milestone is achieved), pay, or shall cause the Surviving Corporation (as defined in the Merger Agreement) or an Affiliate thereof to pay through Parent’s, the Company’s or such Affiliate’s payroll system or accounts payable system (and subject to any applicable withholding Taxes pursuant to Section 3.8(e) of the Merger Agreement), the applicable Milestone Payment Amount payable to each such Equity Award Holder in accordance with Section 3.7(d) of the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that the Milestones shall be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code and that the Company Stock Award Milestone Payment Amounts be exempt from Section 409A of the Code. For purposes of Section 409A of the Code, each payment in respect of a Company Stock Award under Section 3.7(d) of the Merger Agreement or this Agreement shall be treated as a separate payment.

(c) Except to the extent any portion of the applicable Milestone Payment is required to be treated as imputed interest pursuant to applicable Tax law, the Holders and the parties hereto agree to treat the CVRs and the applicable Milestone Payment for all Tax purposes as additional consideration for the Company Shares, In the Money Options, Company RSU Awards or Company PSU Awards pursuant to the Offer or the Merger pursuant to the Merger Agreement, as the case may be, and none of the Holders and the parties hereto shall take any position to the contrary on any Tax Return or for other Tax purposes except as required by a determination as defined in Section 1313 of the Code. Parent and the Company shall report imputed interest on the CVRs (other than CVRs in respect of In the Money Options, Company RSU Awards or Company PSU Awards) pursuant to Section 483 of the Code.

(d) Parent or its applicable Subsidiary (including the Surviving Corporation) shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any applicable Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax law, as may reasonably be determined by Parent or the Rights Agent. With respect to Equity Award Holders, any such Tax withholdings may be made, or caused to be made, by Parent through Parent’s, the Surviving Corporation’s or its applicable Affiliate’s payroll system. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder (other than an Equity Award Holder), Parent shall instruct the Rights Agent to solicit IRS Form W-9s or W-8s, or any other appropriate forms or information, from such Holders within a reasonable amount of time in order to provide a reasonable opportunity for such Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and the Milestone Payment may be reasonably delayed in order to gather such necessary Tax forms. Parent, its Subsidiaries (including the Surviving Corporation) and the Rights Agent may assume all such forms in its possession or provided by any such Holder are valid under applicable Tax law until subsequently notified by such Holder. Parent or its applicable Subsidiary (including the Surviving Corporation) shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts deducted or withheld in respect of Taxes are promptly and properly remitted to the appropriate Taxing Authority. To the extent any amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and as required by applicable Tax law. Parent shall deliver (or shall cause the Rights Agent, the Surviving Corporation or its applicable Affiliate to deliver) to the Person to whom such amounts would otherwise have been paid an original IRS Form 1099 or an original IRS Form W-2, as applicable, or other reasonably acceptable evidence of such deduction or withholding.

(e) Subject to the following sentence, the cash delivered by Parent to the Rights Agent pursuant to Section 2.4(a)(ii) shall be deemed to have been paid in full satisfaction of all rights with respect to all Holders other than Equity Award Holders. Any portion of the aggregate applicable Milestone Payment Amount delivered to the Rights Agent that remains undistributed to a Holder six (6) months after the date of the delivery of the applicable Milestone Notice shall be delivered by the Rights Agent to Parent, on demand, and any Holder shall thereafter look only to Parent (subject to abandoned property, escheat and other similar applicable law) for payment of such applicable Milestone Payment Amount, without interest, but such Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable law.

(f) Neither Parent nor the Rights Agent shall be liable to any Person in respect of any applicable Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If, despite Parent’s and the Rights Agent’s commercially reasonable efforts to deliver an applicable Milestone Payment Amount to the applicable Holder, such applicable Milestone Payment Amount has not been paid prior to the date on which such applicable Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Authority, any such applicable Milestone Payment Amount shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) For the avoidance of doubt, the applicable Milestone Payment Amount shall only be paid in respect of the applicable Milestone, if at all, one time under this Agreement and the applicable Milestone Payment Amount shall not become payable unless the applicable Milestone has been achieved on or prior to the applicable Milestone Outside Date.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written notice of such abandonment to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE 5 and Section 6.3.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence.

(b) Each Holder shall be deemed to have irrevocably appointed, authorized and directed the Rights Agent (including any successor in accordance with this ARTICLE 3) to act as the Rights Agent and such Holder’s agent, representative, proxy and attorney-in-fact for the purpose of enforcing such Holder’s rights under this Agreement, and exercising, on behalf of all Holders, the rights and powers of the Holders hereunder and thereunder. Without limiting the generality of the foregoing, the Rights Agent shall have full power and authority, and is hereby directed, for and on behalf of the Holders, to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Rights Agent hereunder in connection with the transactions contemplated hereby or to the extent directed to by the Acting Holders in writing. Parent and its Affiliates shall be entitled to rely solely on the Rights Agent as an authorized representative of the Holders with respect to any such matters concerning the Holders arising hereunder for which the Rights Agent is acting at the written direction of the Acting Holders.

(c) The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights. The Rights Agent may only proceed to and shall be entitled and empowered to protect and enforce the rights herein for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing; provided that the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel in writing, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent in good faith shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction. No individual Holder shall be entitled to protect and enforce its rights or the rights of the Holders other than through the Rights Agent under the direction of the Acting Holders, as provided for in this Section 3.1.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by the Rights Agent to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which shall constitute full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by the Rights Agent under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any written opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by the Rights Agent hereunder in good faith and in reliance thereon and that does not constitute gross negligence or willful or intentional misconduct;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent); nor shall the Rights Agent be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent shall indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i) Parent shall (i) pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it in lieu of net income Taxes), and for all necessary and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent; and

(k) no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any Milestone Payment Amount in any circumstance except as provided in Section 2.4(d).

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the

Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent shall as soon as is reasonably possible appoint a qualified successor Rights Agent who has been approved in writing by the Acting Holders, which successor shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent shall give or cause to be given notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send or cause to be sent such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent shall cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent (a) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the Company Shares), the names and addresses of the Holders of such securities within thirty (30) Business Days after the Effective Time and (b) in the case of Equity Award Holders, the names and addresses of the Holders of such securities set forth in the books and records of the Company at the Effective Time and in accordance with the terms of the Merger Agreement.

Section 4.2 Books and Records. Parent shall, and shall cause its controlled Affiliates to, keep records in sufficient detail to enable the Holders to determine the amounts payable hereunder.

Section 4.3 Net Sales Reports and Audits.

(a) If Parent does not achieve the Net Sales Milestone prior to the Net Sales Milestone Outside Date, then, upon the written request of the Acting Holders, Parent shall deliver the Net Sales Report to the Holders within sixty (60) days following such written request.

(b) Upon the written request of the Acting Holders provided to Parent within forty-five (45) days after the delivery of the Net Sales Report pursuant to Section 4.3(a) of this Agreement (the “Review Request Period”), Parent shall permit, and shall cause its Affiliates to permit, the Independent Accountant to have such access during normal business hours and on reasonable advance notice to such of the records of Parent or its Affiliates as may be necessary and are requested by the Independent Accountant to verify the accuracy of the Net Sales Report and the figures underlying the calculations set forth therein, provided that such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates. The Independent Accountant shall be instructed to a determine its calculation of Net Sales prior to the Milestone Outside Date within thirty (30) days following the engagement of such Independent Accountant. The Independent Accountant shall disclose to the Acting Holders its determination as to whether the Net Sales Milestone was achieved and such additional information directly related to its findings. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders. The fees charged by such accounting firm shall be paid by the Holders, pro rata according to the number of CVRs held by each Holder.

(c) If, upon the expiration of the Review Request Period, the Acting Holders have not requested that an Independent Accountant review the Net Sales Report in accordance with this Section 4.3, the calculations set forth in the Net Sales Report shall be binding and conclusive upon the Holders.

(d) Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 4.3 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

Section 4.4 Additional Covenants.

(a) With respect to each Milestone, from the Effective Time until the earlier of (i) the applicable Milestone Outside Date and (ii) the achievement of such Milestone, Parent shall, and shall cause each other applicable Selling Entity to, act in good faith and use Commercially Reasonable Efforts to achieve such Milestone.

(b) In the event that Parent desires to consummate a Change of Control after the Closing Date and prior to any applicable Milestone Outside Date, Parent shall cause the Person acquiring Parent to assume Parent’s obligations, duties and covenants under this Agreement. Prior to the consummation of any Change of Control, Parent shall deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.4(b) and that all conditions precedent herein relating to such transaction have been complied with.

(c) Subject to Section 4.4(b), Parent shall not, and shall cause its Affiliates (including the Surviving Corporation) not to, sell, assign, transfer or exclusively license all or substantially all of the rights, to research, develop, manufacture, commercialize and otherwise exploit a Product to a third party if either Milestone Payment remains unpaid unless, as a condition to such sale, assignment, transfer or exclusive license, (i) such third party expressly and unconditionally assumes, by an assumption agreement, executed and delivered to the Rights Agent, in form attached as Annex A (with any such changes as Parent, the Company and the Rights Agent may mutually agree), all obligations of Parent, including any payment obligations, set forth in this Agreement with respect to the applicable Milestone, including the obligation to pay such unpaid Milestone Payment if and when due hereunder and the obligations of Parent pursuant to Section 4.4(a) with respect to the applicable Milestone, subject to and in accordance with the terms hereunder and (ii) if such third party is not a Qualified Pharmaceutical Company, Parent shall remain liable to the extent such third party does not perform such obligations. Parent may assign any or all such rights or obligations to an Affiliate without executing an assumption agreement; provided that, if such third party is not a Qualified Pharmaceutical Company, Parent shall remain liable to the extent such Affiliate does not perform such obligations. Parent shall provide the Rights Agent and the Holders (or cause the Rights Agent to provide to the Holders) prompt written notice of any such sale, assignment, transfer or exclusive license (provided that, written notice shall not be required in the event of any such sale, assignment, transfer or exclusive license to an Affiliate of Parent) and shall provide the Rights Agent with a duly executed copy of the assumption agreement executed by the applicable third party.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent consider to be for the protection or benefit of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933 or the Securities Exchange Act of 1934;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 2.6 or Section 6.4.

(c) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this ARTICLE 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this ARTICLE 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE 6

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received or otherwise with acknowledgement of receipt) and shall be given:

if to the Rights Agent, to it at:

[Name of Rights Agent]

[address]

[address]

Attention: [name]

E-mail: [e-mail]

with a copy (which shall not constitute notice) to:

[name of counsel]

[address]

[address]

Attention: [name]

E-mail: [e-mail]

if to Parent, to it at:

AstraZeneca Finance and Holdings Inc.

1800 Concord Pike

Wilmington, Delaware 19850

Attention: Executive Director, Transactions, Vaccines & Immune Therapies

Email: [***]

with a copy to (which shall not constitute notice):

Attn: Deputy General Counsel, Corporate

Email: legalnotices@astrazeneca.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention: Sebastian L. Fain; Vinita Kailasanath; Oliver J. Board

E-mail: sebastian.fain@freshfields.com;

             vinita.kailasanath@freshfields.com;

             oliver.board@freshfields.com

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to this Section 6.1. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party, any Affiliate of Parent, but only for so long as it remains an Affiliate of Parent or (b) except for assignments complying with Section 4.4(c) (for which the foregoing consent shall not be required), with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a) or (b), an “Assignee”), in each case provided that the Assignee agrees, in an instrument supplemental hereto, executed and delivered to the Rights Agent, to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, Parent (or the other applicable assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement.

Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders shall have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders shall be entitled to exercise such rights.

Section 6.5 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b) The parties hereto agree that any action, litigation or suit seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party hereto or any of its Affiliates or against any party hereto or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in New Castle County in the State of Delaware, and each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, litigation or suit and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, litigation or suit in any such court or that any such action, litigation or suit brought in any such court has been brought in an inconvenient forum (it being agreed that the consents to jurisdiction and venue set forth in this Section 6.5(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties). Process in any such action, litigation or suit may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 6.1 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERE TO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 6.5(c).

Section 6.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.7 Counterparts and Signature. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.8 Termination. This Agreement shall be terminated and be of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register (or payment by wire transfer, as applicable) the full amount of all Milestone Payment Amounts required to be paid under the terms of this Agreement and (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. If this Agreement is still then in effect, Parent and the Acting Holders shall be deemed to have delivered such notice of termination as of any applicable Milestone Outside Date. Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement shall relieve any party hereto of any liability for any breach of this Agreement occurring prior to such termination.

Section 6.9 Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. If and to the extent any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, (a) this Agreement shall govern and be controlling with respect to CVR matters only, and (b) the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs.

Section 6.10 Payments on Next Business Day. In the event that any date by which any payment in respect of the CVRs shall be required to be made hereunder shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next Business Day thereafter with the same force and effect as if made on the applicable required date.

Section 6.11 Confidentiality. The Rights Agent agrees that all books, records, information and data pertaining to the business of Parent or its Affiliates, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall not be used by the Rights Agent for any purpose other than carrying out its duties under this Agreement and shall not be voluntarily disclosed by the Rights Agent to any other Person, including any Holder, except as may be required by a valid order of any Governmental Authority of competent jurisdiction or is otherwise required by applicable law, the rules and regulations of the Securities and Exchange Commission or any stock exchange on which the securities of the Rights Agent are listed, or pursuant to subpoenas from state or federal Governmental Authorities (subject to (x) the Rights Agent notifying, to the extent practicable, Parent of such potential disclosure reasonably in advance of such disclosure, (y) cooperating with Parent, at Parent’s expense, in any effort to restrict disclosure of such book, records, information or data and (z) the Rights Agent only disclosing such books, records, information or data that is required to be so disclosed by such valid order, such applicable law, rule or regulation of the Securities and Exchange Commission or any stock exchange on which the securities of the Rights Agent are listed or such subpoena). This Section 6.11 shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ASTRAZENECA FINANCE AND HOLDINGS INC.

By:

Name:
Title:

[RIGHTS AGENT]

By:

Name: Title:

[Signature Page to Contingent Value Rights Agreement]

Schedule I

Principles for Determining Net Sale

For purposes of determining Net Sales, a Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Product for: (i) pre-clinical or clinical purposes or as samples; (ii) charitable, promotional, manufacturing, testing, qualification or regulatory purposes; or (iii) early access, compassionate use, treatment IND, named patient, indigent access or patient assistance (or similar) programs unless such transfers or dispositions are recorded as sales in accordance with the Selling Entity’s then-current practice. Net Sales shall not include sales or transfers between or among the Selling Entities.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with the Selling Entity’s existing allocation method; provided that any such allocation shall be done in accordance with applicable law, including any price reporting laws, rules, and regulations.

Notwithstanding the foregoing or anything to the contrary herein, Net Sales shall be calculated in accordance with the standard internal policies and procedures of the Selling Entity, which are in accordance with the Applicable Accounting Standards. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up to actuals in accordance with Applicable Accounting Standards (including that, for any estimates of deductions that are later decreased, the difference will be added back to Net Sales). For the purposes of calculating Net Sales, all Net Sales made in a currency other than Dollars shall be converted into Dollars using the Selling Entity’s standard conversion methodology consistent with Applicable Accounting Standards.

In the event that the Product comprises or contains one (1) or more other active ingredient(s) or Delivery System(s) that is sold either as a fixed dose/unit, as separate doses/units in a single package or otherwise sold together for a single price (a “Combination Product”), then Net Sales for such Combination Product shall be calculated by multiplying the actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the standard sales price in such country of a Product containing IVX-A12 as the sole active ingredient as included in the Combination Product in question (a “Comparable Product”), if sold separately, and B is the standard sales price in the given country of the ready for sale form of a product containing the same amount of each other therapeutically active ingredient(s) in the Combination Product that does not comprise of or contain the Product (the “Other Components”), if sold separately. If, on a country-by-country basis, the Other Components are not sold separately in a country, Net Sales in such country shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/C where A is the standard sales price in such country of a Comparable Product, if sold separately, and C is the standard sales price of the Combination Product in such country. If, on a country-by-country basis, a Comparable Product is not sold separately, Net Sales shall be calculated by multiplying the actual Net Sales of such Combination Product by the fraction (C-B)/C, where B is the standard sales price in such country of the Other

Components, if sold separately, and C is the standard sales price in such country of the Combination Product. For the purpose of the above, the standard sales price for a Comparable Product and for each Other Components shall be for a quantity comparable to that used in the Combination Product in question and of the same class, purity, and potency. If, on a country-by-country basis, neither a Comparable Product nor the Other Components are sold separately in a country, Net Sales in such country shall be determined by Parent in its reasonable determination based on the relative fair market value of such Comparable Product and Other Components, taking into account the medical contribution to the Combination Product of, and all other factors reasonably relevant to the relative value of, the Product, on the one hand, and all of the Other Components as applicable, collectively, on the other hand.

Annex A

Form of Assignment and Assumption Agreement

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of [•] (this “Agreement”), between AstraZeneca Finance and Holdings Inc., a Delaware corporation (“Assignor”) and [•], a [•] (“Assignee”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the CVR Agreement referred to below.

WHEREAS, Assignor and [•], as Rights Agent (the “Rights Agent”), are parties to a Contingent Value Rights Agreement dated as of [•] (the “CVR Agreement”); and

WHEREAS, Assignor and Assignee desire to execute and deliver this Agreement evidencing the transfer to Assignee all of Assignor’s rights and obligations under the CVR Agreement, including the due and punctual payment of any Milestone Payments not yet paid and the performance or observance of every other covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed and the assumption thereof of Assignee.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment. Effective as of [•] (the “Assignment Date”), Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment of, all of Assignor’s rights and obligations under the CVR Agreement, including the due and punctual payment of any Milestone Payments not yet paid and the performance or observance of every other covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

2. Assumption. Effective as of the Assignment Date, Assignee hereby assumes all of Assignor’s rights and obligations under the CVR Agreement, including the due and punctual payment of the Milestone Payments not yet paid and the performance or observance of every other covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ASTRAZENECA FINANCE AND HOLDINGS INC.

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

ANNEX C

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

[See attached.]

C-1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ICOSAVAX, INC.

FIRST: The name of the corporation is Icosavax, Inc (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 1,000 shares of common stock, having a par value of $0.01 per share.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article SEVENTH, or the adoption of any provision of the Second Amended and Restated Certificate inconsistent with this Article SEVENTH, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

EIGHTH: The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

NINTH: Subject to Article SEVENTH, the Corporation reserves the right to amend, repeal and/or eliminate any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.